Exhibit 6.18

OFFERING MEMORANDUM

PART II OF OFFERING STATEMENT (EXHIBIT A TO FORM C)

HIGHTIMES HOLDING CORP.

10990 Wilshire Boulevard

Penthouse

Los Angeles, CA 90024

(844) 933-3287

Up to 47,059 shares of Class A Common Stock at $21.25 per share

Minimum purchase: 60 shares ($1,275)

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

1.	ABOUT THIS OFFERING MEMORANDUM

As used in this Offering Memorandum, except for references to “capital stock,” “Class A Common Stock”, Class B Common Stock, “Shares”, “preferred stock” or “stockholders,” which applies only to Hightimes Holding Corp. As used in this Offering Circular, the terms “Company,” Hightimes Holding, the “Hightimes Group,” “we”, “our” or words of like import mean Hightimes Holding Corp. and its direct and indirect subsidiaries, which currently consist of Tran-High Corporation, a New York corporation (“Trans-High” or “THC”) and the subsidiaries of THC, consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc., all of whom are New York corporations and a limited liability company (all such THC subsidiaries, together with THC, are collectively referred to herein as the “THC Group”). All references in this Offering Memorandum to “years” and “fiscal years” means the twelve-month period ended December 31st.

All share and per share numbers set forth in this Offering Memorandum gives effect to a second amended and restated Company Certificate of Incorporation of Hightimes Holding Corp., that we intend to file with the Secretary of State of the State of Delaware to (i) increase the authorized capital stock, $0.0001 par value per share from 50,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 5,000,000 of preferred stock, $0.0001 par value per share (the “Preferred Stock”) to 110,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 100,000,000 shares of Common Stock were designated as Class A voting Common Stock (“Class A Common Stock”) and 10,000,000 shares of Common Stock were designated as Class B non-voting Common Stock (“Class B Common Stock”), and (ii) consummate a 1.9308657-for-one forward stock split of the 10,593,468 shares of Class A Common Stock that are currently issued and outstanding as of the date of this CF Offering Memorandum that will increase the maximum 47,059 shares to sold in the CF Offering to 90,865 shares of Class A Common Stock, resulting in an increase of our outstanding Class A Common Stock to 10,593,458 shares and a valuation of the Hightimes Group before this offering of $215,000,000.

The information contained in this Memorandum is intended to be accurate only as of the date of this Memorandum, regardless of the time of delivery of this Memorandum or of any sale of securities. This Memorandum supersedes all prior information and discussions concerning any proposed offering of securities.

Documents referred to in this Memorandum, if not attached as exhibits or annexes, are available from the Company for inspection upon request. Statements made in this Memorandum regarding the contents of such documents are not necessarily complete. All references to, or summaries of, such documents are qualified by reference to the complete documents. This Memorandum and the information it contains is our confidential property. You must keep this information confidential and may not give a copy of this Memorandum to anyone other than your advisors solely for the purpose of advising you in connection with the offering. By your acceptance of this Memorandum, you acknowledge and agree to the foregoing restrictions.

This Memorandum is not intended to include all information that an investor may consider important when considering an investment in Hightimes Holding and the securities being offered hereby. Prior to any purchase of the securities, potential investors should conduct their own investigation and analysis and may ask us questions concerning any aspect of the Offering, and the securities and request any information they deem appropriate.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Memorandum, and may make such statements in discussions with potential investors, that are subject to risks and uncertainties. These forward-looking statements include statements regarding future prospects, profitability, liquidity, market risk, values and financial and other projections. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by factors disclosed in this Memorandum, including, without limitation, those set forth in the “Risk Factors” section of this Memorandum as well as changes in current risks, management’s assumptions regarding competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices and one-time events.

Because of these uncertainties, the Company’s actual future results may be materially different from the results indicated by these forward-looking statements. We undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements should not be considered representations or warranties by us.

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THE OFFERING

This summary highlights some of the information about the Company and the Offering, and it may not contain all of the information that is important to you in making an investment decision with respect to the shares. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Memorandum, and our Form CF, including any exhibits and annexes hereto, and should be read in conjunction therewith.

Target Offering Amount: This offering is for up to $1,000,000 in total investment. Hightimes Holding will not accept investment over the Target Offering Amount.

Minimum Offering: The minimum total investment from all subscribers for the closing of escrow and the purchase of stock is $250,000. After close of the Minimum Offering, the Company will have multiple closings on funds as invested, up to the $1,000,000 Target Offering Amount. Pending receipt of the $250,000 Minimum Offering amount all proceeds will be held in a non-interest-bearing escrow account to be maintained by our subscription platform StartEngine Capital LLC. Once the $250,000 Minimum Offering Amount is received escrowed funds will be paid over to Hightimes Holding for use as provided in this Memorandum.

Target Closing Date: The target closing is on or before January 31, 2018 (the “Closing Date”), subject to our right to extend the Closing Date to as late as February 28, 2018 and if we have not received the $250,000 Minimum Offering Amount by that date no securities will be sold in this offering, and all investment commitments will be cancelled and committed funds returned to investors without interest or deduction, unless we receive permission from all investors to close on the amount raised.

Offering Exemption: This offering is being conducted by StartEngine Capital LLC, Delaware limited liability company (“StartEngine”), a leading investment crowdfunding platform, pursuant to Regulation CF, promulgated under Title III of the JOBS Act, and specifically Section 4(a)(6) of the Securities Act of 1933, as amended.

Investors: Accredited and non-accredited investors who subscribe through StartEngine.

Securities: The investment securities are voting shares of Hightimes Holding Class A Common Stock.

Stock Price: $21.25 per share.

Number of Shares: Up to 47,059 Class A Common Stock shares are being offered (which we refer to in this Offering Memorandum as the “CF Shares”).

Investment Limitations: Investors are subject to the following conditions and limitations on the amount they may invest in this offering, as set forth below:

Minimum Investment: $1,275 per investor (60 CF Shares)

Maximum Investment: You may not invest more than $2,550 for 120 CF Shares, and

☐ ☐ If your annual income OR net worth is less than $100,000, you may invest:

●	The greater of (a) $2,000 or (b) 5% of the lower of your annual income or net worth.

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You may include the income of your spouse for purposes of determining your annual income. Your net worth must exclude the value of your primary residence, and if you have a mortgage on your residence that exceeds its worth, you must include that negative equity for purposes of determining your net worth.

Investor Perks:

☐ ☐ All investors who purchase 60 or more CF Shares for a minimum of $1,275 will automatically receive a one-year subscription to our High Times® magazine at an annual subscription price equal to 50% off the published price.

☐ ☐ Individuals purchasing at least 60 or more CF Shares will also receive a VIP invitation to attend one of our “High Times Cannabis Cup” events to be held in a location near you.

Stock Splits

As a result of the 1.9308657- for-one forward stock split of our 10,593,468 shares of Class A Common Stock that were issued and outstanding prior to the date of this Offering Memorandum, we increased our outstanding Class A Common Stock to 20,454,545 shares and valued the Hightimes Group before this offering of $215,000,000.

However, simultaneous with this CF Offering, Hightimes Holding intends to commence an offering of up to $20,000,000 for the account of the Company through the sale to the public of up to 1,818,182 shares of Class A Common Stock at an initial offering price of $11.00 per share (the “Reg A+ Offering”).

The Reg A+ Offering is based on valuing all of 20,501,604 outstanding shares of our Class A Common Stock (assuming the sale of all 47,059 CF Shares offered hereby) at a “pre-money” valuation of $225,000,000. Accordingly, upon qualification by the Securities and Exchange Commission (“SEC”) of our Offering Circular in connection with the Reg A+ Offering, we will consummate a 1.9308657- for-one forward stock split of our outstanding shares of Class A Common Stock, or such other stock split ratio to reduce our then outstanding shares of Class A Common Stock to 20,454,545 shares which when multiplied by the $11.00 per share offering price in the Reg A+ Offering will represent $225,000,000 prior to giving effect to the sale of the shares in the Reg A+ Offering. As a result of the 1.9308657- for-one forward stock split, the effective per share price of the 47,059 CF Shares you will purchase in this CF Offering will be reduced from $21.25 per share to $11.00 per share and the number of CF Shares you will received will increase by 1.9308657-for-one for each of your CF Shares to a maximum of 90,865 shares of Class A Common Stock for all CF Shares.

Even if the Reg A+ Offering is not qualified by the SEC by March 31, 2018, we will still consummate the 1.9308657- for-one forward stock split and reduce your per share price to $11.00 per share by not later than the earlier of (a) consummation of the “Origo Merger” described below, or (b) March 31, 2018.

THE COMPANY AND ITS BUSINESS

Overview

Hightimes Holding Corp. was established in December 2016 for purposes of acquiring 100% of the capital stock of the THC Group. Founded in 1974, the THC Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows and events. Our strategic goal is to monetize the intellectual property and “High Times®” brand. We also contemplate various other e-commerce initiatives and licensing of the “High Times®” brand, including the development of an e-commerce store offering clothing and other products associated with cannabis.

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We do not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although cannabis and products utilizing or relating to cannabis have been used and sold at the trade shows and festival events operated by the THC Group since 2010 in states that permit the medical and recreational use of cannabis.

The High Times Group comprises businesses across a range of media, including:

●	High Times Magazine: High Times Magazine©, High Times Group’s inaugural print publication that began in 1974 doing business as “HIGH TIMES®”, has published more than 500 issues; online publication of the High Times Magazine© began in 2010

●	The Cannabis Cup: The High Times Cannabis Cup™ which the High Times Group believes is the world’s leading marijuana trade show; celebrating the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases; and

●	Digital Publishing: HighTimes.com, CannabisCup.com and 420.com are High Times Group’s domain names. HighTimes.com has more than 4.0 million monthly unique users. CannabisCub.com is the hub of the live events hosted by High Times Group and 420.com is a new entity which will sell related products that are used in connection with cannabis.

●	Green Rush Daily: On August 31, 2017, the Hightimes Group entered into an online sales representative agreement with Green Rush Daily Inc., as amended on December 15, 2017. Green Rush is a daily on-line publication providing news for all information relating to cannabis, including guides and strain review, products and health news. Green Rush has approximately 5.0 million monthly unique users. Under the terms of the agreement Green Rush appointed Trans-High as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. All fees received from advertisers on the Green Rush website are to be split 70% to THC and 30% to Green Rush. In a related development, THC entered into a three-year employment agreement with Scott McGovern, the owner of Green Rush, under which Mr. McGovern became Senior Vice President of Publishing of the THC Group. In connection with his employment agreement, Mr. McGovern received an aggregate of 577,651 shares of Class A Common Stock..

The online sales representative agreement and the employment agreement with Mr. McGovern may be terminated by Mr. McGovern in the event that the Company or any successor-in-interest (including Origo does not become a public company by March 31, 2018.

We believe that we have become the highest regarded news source for the cannabis industry. Due to its unique positioning in the cannabis space, we believe that considerable monetization opportunities present themselves in brand licensing and ecommerce. We intend to leverage its brand and platform to showcase promotions of quality products associated with cannabis to the over 30 million Americans who are enthusiasts for medical and recreational cannabis, as well as to companies who wish to grow and sell cannabis in states where the growing and dispensing of medical and/or recreational cannabis is permitted. We have expanded our Cannabis Cup™ events into Canada where the use of cannabis for both medical and recreational purposes is expressly permitted.

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Our revenue base consists of the sale of tickets for admittance to the Cannabis Cup events, entrance fees to the Cannabis Cup competitive events, recurring print and on-line subscriptions to, and advertising sales in, the High Times Magazine®, and direct merchandising sales, sponsorship sales and licensing fees. We manage its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Cannabis Industry and Market Opportunity

We believe that we have strong economic prospects by virtue of the following dynamics of the industry and our competitive advantages:

●	Expanding Legalization of Cannabis: The growing and dispensing of cannabis for medical use is now legal in 29 states and the District of Columbia and seven states either legalized or decriminalized cannabis for recreational use. In addition, California, the world’s sixth largest economy, will begin allowing recreational use of cannabis in early 2018. Despite a conservative political environment in Washington D.C., support for marijuana legalization appears to be rapidly outpacing opposition. According to 2016 Gallup Poll, public support for the legalization of marijuana in the United States has soared from approximately 16% in 1974 to approximately 60% in 2016.

●	Market Size: According to the Substance Abuse and Mental Health Services Administration, approximately 21 million Americans use marijuana monthly or more frequently. Another 10 million use marijuana on a less frequent basis. This equated to a $3.4 billion industry in 2015. The industry in California alone is projected to grow to $6.6 billion by 2020, and over $23 billion nationally.

●	Market Leader: Despite a number of competitors that have entered the cannabis market space such as Cloud Magazine, Skunk Magazine, Kush Magazine and 420 Magazine, the High Times Group believes that High Times Magazine® still maintains its position as the premier publication and media creator for cannabis related information.

High Times Group Growth Strategy

Increased Number of Festivals, Events and Competitions: High-Time’s vision is to aggressively expand the number of events, including our Cannabis Cup events. The Trans-High Group hosted four events in 2016 and is on track to host as many as 18 events in 2017, including 9 Cannabis Cup events.

Expanding our Digital Publishing Footprint: HighTimes.com has more than 4.0 million monthly unique users, of which 74% are male and 73% are millennials (aged 18-34). 420.com is a new domain name and Internet website with the vision of becoming a leading seller of cannabis-related products.

New Opportunities: HTH has engaged Creative Artists Associates (“CAA”) and Emerald Branding to develop potential new business opportunities. CAA is a premier, global agency that represents many of the most acclaimed names in entertainment, media, film, and music. Some of these categories include clothing, merchandise, movies, television, video, music, and comedy.

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In addition, on October 6, 2016, Trans-High entered into an agreement with Global Merchandising Services, Inc. under which Global received the exclusive right to develop, manufacture and sell merchandise at the Cannabis Cup events. Under the term of the agreement, we are to receive total advanced payments of $420,000 against a royalty of 15% on all T-shirts and 12% on other specialty items sold from our eStore and a 70/30 net revenue share from sales at live events.

High Times® Magazine

Since its founding in 1974 as a print publication, High Times Magazine©, has written about topics ranging from cultivation and legalization, to entertainment and culture, to hard-hitting new exposes on the War on Drugs. High Times Magazine® is a monthly print and digital publication that has been dedicated to furthering the cannabis industry, including educating the public as to the medicinal benefits of cannabidiol (“CBD”) and cannabinoids as well as the recreational uses of marijuana. HTH believes that High Times Magazine© is, and has been for a number of years, the preeminent publication source for cannabis information. The High Times Magazine© has featured original works from some of the leading names in counterculture and literature including Truman Capote, Hunter S. Thompson, Charles Bukowski, Andy Warhol, and William Burroughs.

As of June 30, 2017, the High Times Group has approximately 184,690 monthly subscribers to our print and on-line High Times Magazine® publications and approximately 4.0 million monthly unique views to our website. An additional 56,000 readers receive our monthly newsletter.

The publication is approximately 152 pages per issue, of which approximately 50% is advertising. For the 12-month period from January 1, 2016 to December 31, 2016, High Times Magazine® had advertising revenues of $3,385,107, revenues of $431,412 from newsstand sales, revenues of $494,520 from subscriptions, and revenues of $359,448 from product, licensing, royalties and miscellaneous services. For the six months ended June 30, 2017, High Times Magazine® had advertising revenues of $1,474,135, revenues of $162,348 from newsstand sales, revenues of $223,310 from subscriptions, and revenues of $61,448 from product, licensing, royalties and miscellaneous services.

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Our print and on-line publications generate revenue primarily through print and digital advertising sales and through circulation and subscriptions fees generated from the sale of subscriptions to its print and digital products. Advertising revenues are subject to seasonality, with revenues typically being highest in our second fiscal quarter due to the end-of-year holiday season in its main operating geographies.

Cannabis Cup Events

The Cannabis Cup® has been a leading cannabis trade show, music festival and experiential marketing event, in which people gather at a venue, featuring live musical performances. Participants at these events can participate in the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases. We seek to present our fan base and festival attendees with a unique festival experience that combines live musical performances and cannabis industry trade show presentations, corporate sponsors and vendors.

The High Times Group does not dispense or sell cannabis or any derivatives of the cannabis plant that are sold by others at the Cannabis Cup Events. Rather, we seek to highlight the promotion of the High Times Group and Cannabis Cup brands through its merchandising efforts and through licensing arrangements. Since 2010, THC Group’s U.S. Cannabis Cup® has been produced and presented at various locations in states that permit the medical and recreational use of cannabis and continues to be hosted at rented third-party venues.

During 2016, the Cannabis Cup Events generated approximately 68%, of the total consolidated revenues of THC and subsidiaries. Prior to HTH’s acquisition of the THC Group in February, 2017, the THC Group increased the frequency of the Cannabis Cup Events in only four venues. HTH believes that this harmed THC Group’s financial performance for the fiscal year ended December 31, 2016 due to over saturation of limited marketplaces. As a result, THC Group experienced a dip in revenues from the Cannabis Cup Events, which directly impacted its bottom line and decreased both profit and gross margins.

Following HTH’s acquisition of the THC Group in February 2017, HTH has undertaken measures to further develop the Cannabis Cup Events and festivals. These efforts include a change in the strategy roll-out of the Cannabis Cup Events and festivals along with a reorganization of the upcoming scheduling for the 2017 and 2018 seasons. As of June 30, 2017, the High Times Group conducted four live events and for the six months ended June 30, 2017 shows Cannabis Cup Events and festivals reported $8.21 million in revenues and a gross profit of $2.29 million, as compared to the prior year six months ended June 30, 2016 revenues $7.39 million. The Cannabis Cup Events have including artists such as Nas, Damian Marley, Wu-Tang Clan, 50 Cent, Redman and Method Man. The High Times Group anticipates that an additional nine live Cannabis Cup Events will be produced and presented throughout the remainder of fiscal year 2017.

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The High Times Group intends to develop and drive performance of the Cannabis Cup Events by dedicating capital and additional corporate resources to the production of larger size Cannabis Cup Events at increasingly sizeable venues. The High Times Group also intends to scale back or reduce the frequency of small regional Cannabis Cup Events in order to limit the supply and availability of its festival offerings. The High Times Group believes that such a reorganization of the size and scheduling of the Cannabis Cup Events will result in a concentration of its commercial audience (from existing to potential customers) and subsequently direct its audience to the larger sized Cannabis Cup Events. The High Times Group believes that these changes in its strategic approach will restore historical financial performance and profitability margins, and hopefully increase both profit and gross margins above its historical average and peak. As legalization of cannabis for both medical and recreational markets continue to develop, the High Times Group believes that a strategic shift to larger developed markets for the Cannabis Cup Events will present attractive opportunities.

The High Times Group typically books artists, secure festival sites, provide for third-party production services, sell tickets and advertise the events to attract fans. The High Times Group also provides or arranges for third parties to provide operational services as needed such as concessions, merchandising and security.

The High Times Group earns revenue primarily from the sale of tickets to the Cannabis Cup Events, the sale of entry fees into its Cannabis Cup competitions, and through general advertising. The High Times Group pays its performing artists at the Cannabis Cup Event under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each Cannabis Cup Event, the High Times Group rents a third-party venue. Revenue is generally impacted by the number of events, volume of ticket sales, ticket prices and the number of participants in the High Times Group’s Cannabis Cup competitions. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

The High Times Group also generates revenue primarily from the sale of concessions, parking, premium seating, rental income, venue sponsorships and ticket rebates or service charges earned on tickets sold through our third-party ticketing service providers under ticketing agreements. At our Cannabis Cup Events, we outsource the sale of concessions and we receive a share of the net revenue from the concessionaire, which is recorded in revenue with no significant associated direct operating expenses.

Revenue is generally impacted by the number of events, volume of ticket sales, ticket prices and Cannabis Cup competition entry fees. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. Since the artist fees are typically fixed guarantees for these events, significant increases or decreases in festival promotion revenue will generally result in comparable changes to operating income.

Ticketing services include the sale of tickets primarily through online and mobile channels but also through phone, outlet and box office channels. Ticketing companies contract with us to sell tickets to events over a period of time. The ticketing company does not set ticket prices or seating charts for events as this information is given to it by the venue and/or promoter in charge of the event. The ticketing company generally gets paid a fixed fee per ticket sold or a percentage of the total ticket service charges. The ticketing company receives the cash for the ticket sales and related service charges at the time the ticket is sold and periodically remits these receipts to the promoter after deducting its fee. The High Times Group sells tickets for the Cannabis Cup Event through its contractual relationships with certain ticketing service providers that present point of sale customer purchasing options on web-based, mobile application, and telephone call center sales platforms.

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The High Times Group utilizes a sales force that creates and maintains relationships with sponsors through a combination of strategic, international, national and local opportunities that allow businesses to reach customers through the Cannabis Cup Events, including advertising on our websites, co-sponsorship arrangements and commercial vendor booths at the Cannabis Cup Events. The High Times Group drives increased advertising scale to further monetize the Cannabis Cup Event platform through branded media content, corporate sponsorship and vendor booths. We work with our corporate co-sponsorship clients to help create marketing programs that drive their business goals and connect their brands directly with the High Times Group’s Cannabis Cup audiences and fans of the High Times brand. We also work with other commercial businesses operating within the cannabis industry under the Cannabis Cup vendor program by providing vendor with tables and trade booths to help drive awareness of the vendor’s business by connecting with the High Times Group’s dedicated fan base.

While the High Times Group’s Cannabis Cup Events operate year-round, we generally experience higher revenue during the second and third quarters due to the seasonal nature of shows at its outdoor festivals, which primarily occur from May through October.

In furtherance of Cannabis Cup Event expansion plans, pursuant to an Assignment of Lease and Festival Rights dated August 10, 2017 (the “BioCup Agreement”), the High Times Group acquired from Bio Cup Canada Music Festival Ltd. (“BioCup”) the right to conduct a Cannabis Cup Event at a designated venue in Vancouver, British Columbia, that is scheduled to be held between August 23, 2017 and August 28, 2017, as well as future events we may sponsor at such venue. In addition to up to CDN$200,000 of the 2017 festival expenses we agreed to assume, we paid to the stockholders of BioCup the sum of $375,000 in the form of a THC Group’s 4% unsecured convertible promissory note due December 31, 2018 (“BioCup Note”). The BioCup Note is convertible into shares of HTH’s Class A Common Stock or shares of our successor-in-interest and must be converted into common stock if the holders of such common stock can immediately sell such shares for at least $375,000 prior to the December 31, 2018 maturity date. BioCup also has registration rights pursuant to the BioCup Agreement for shares issuable upon conversion of the BioCup Note.

Our Policies and Procedures for Operating of Cannabis Cup Contests

In connection with each Cannabis Cup Event, the High Times Group engages a fully-licensed third-party cannabis dispensary (each such dispensary, an “Administrator”) to administer all parts of each Cannabis Cup Event. Prior to each Cannabis Cup Event, we enter into a written agreement with the Administrator that sets forth all of its obligations and ensures that the dispensary is properly licensed. We also contract with an independent third-party observer to supervise all activity of the applicable Administrator in connection with each Cannabis Cup Event to ensure compliance with all applicable laws, rules and regulations.

The High Times Group’s function in the organization and administration of the Cannabis Cup Events is to facilitate registration of contestants and supply Administrators with pre-labelled packaging and explicit instructions for each Event entry. The Administrator exclusively intakes, handles and stores all products that are being entered into the Event for judgment. The Administrator is contractually obligated to maintain the security and safety of the products, and the security and safety of all personnel, contestants and patients on Administrator's premises. At no time does any member of the High Times Group handle, store or distribute any products.

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Event contestants also register with the applicable Administrator in advance of the Cannabis Cup Event. On the applicable date(s), contestants will bring their products to the Administrator, and place such products into the official packaging we provide. The Administrator collects the products and distributes it to a contracted panel of licensed cannabis patients (or similarly approved testers) and a licensed pre-approved laboratory for testing and evaluation, in accordance with the Cannabis Cup Event rules provided by the High Times Group. The testers evaluate the products according to pre-determined criteria and submit their votes on the High Times Group’s HTScorebook website. The Administrator provides information and support at our direction, but is not permitted to interfere in any way with our process, requirements or software.

In accordance with our Cannabis Cup vendor program, High Times Group explicitly warns all vendors, guests, performers and attendees of the Cannabis Cup Events that they are required to comply with applicable laws concerning the distribution of cannabis in any amount and that the High Times Group does not directly or indirectly sell, promote or condone the illegal sale or distribution of cannabis or marijuana at the Cannabis Cup Events. For more information please see the section entitled, “Risk Factors—Risks Relating to the High Times Group.”

Other Business Opportunities

The High Times Group seeks to license the High Times® and Cannabis Cup® trade names, characters and visual and literary properties to various manufacturers, developers and retailers throughout the world. Branded merchandise is sold by its licensees directly through online distribution channels. High Times Group generates revenue primarily from licensing its branded properties, including trademarks and media content, to third parties for use on consumer merchandise. Further, the High Times Group sells its branded merchandise through its direct to consumer internet shopping sites and e-commerce stores. Significant costs include costs of goods sold and distribution expenses, operating labor and retail occupancy costs, product development and marketing.

The High Times Group’s e-commerce websites currently include 420.com, CannabisCup.com and Hightimes.com, with nearly 4.0 million monthly unique users (74% male, 73% millennials (ages: 18-34)). The 420.com website is a new on-line store, which High Times Group envisions becoming the “everything store” for cannabis-related products.

Our licensing operations cover a diverse range of products and live event categories. The High Times Group licenses the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. High Times Group earns royalties or participate in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

We intend to increase its efforts to leverage the High Times® and Cannabis Cup® brands. High Times Group is in discussions for the development of branding opportunities, which it will seek to structure as a joint venture, partnership, licensing and royalty agreement.

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Below is a sampling of the product licensing, category opportunities High Times Group is exploring:

●	Clothing

●	Rolling Papers

●	Lounges (formally legalized in Denver this election cycle)

●	Vaporizers

●	Shoes

●	Streetwear

●	Movies, Documentaries and TV: both Historically Scripted and Reality

Intellectual property

We own registered trademarks “High Times®” “Planet Hemp®” and the design for the medical Cannabis Cup. In addition, we also use common law marks that have not been, or due to their nature are unable to be, registered, including, without limitation:

●	POT40

●	COUNTRY FAIR CUP

●	POT SHOTS

●	ASK DR. MITCH

●	TRAILBLAZERS

●	S.T.A.S.H. AWARD

●	HIGH FIVE

●	DANNY DANKO

●	FREE WEED WITH DANNY DANKO

The High Times Group is the owner of the intellectual property related to various publication and other visual (including audio visual works and photographs) and written content, which it distributes through the High Times® Magazine and via its digital distribution channels.

The High Times Group generally relies on trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect its intellectual property and proprietary rights. The High Times Group currently owns trademark protection for its name and logos in the United States, pursuant to certain trademark and copyright applications and registrations worldwide. Further, High Times Group also uses common law marks that have not been, or due to their nature are unable to be, registered with the Trade United States Patent and Trademark Office. Although the High Times Group has been granted registered trademarks by the United States Patent and Trademark Office, there can be no assurance that any trademarks or common law marks relied upon by the High Times Group, if any, will not be challenged in the future, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the High Times Group.

In addition, there can be no assurance that standard intellectual property confidentiality and assignment agreement with employees, consultants and others will not be breached, that the High Times Group will have adequate remedies for any breach, or that its trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that the High Times Group’s efforts to protect its intellectual property will prevent others from unlawfully using its trademarks, copyrights and other intellectual property. Our success depends in part, on its continued ability to license its intellectual property. An inability to continue to preserve and protect its intellectual property would likely have a material adverse effect on its business, operating results or financial condition.

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Government Regulation and Federal Policy of Cannabis

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that Cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit. Accordingly, a range of activities, including cultivation and the personal use of cannabis, is prohibited and subject to prosecution and criminal penalties. Unless and until Congress amends the CSA with respect to medical Cannabis, there is a risk that the federal authorities may enforce current federal law, and High Times Group may be deemed to be engaged in producing, cultivating, or dispensing cannabis in violation of federal law, or High Times Group may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of federal law with respect to its business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our strategic goals, revenues, and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial interpretation, and stated federal policy remains uncertain. For more information please see the section entitled, “Risk Factors—Risks Relating to the High Times Group.”

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical cannabis laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against cannabis, under the Commerce Clause of the United States Constitution, in certain instances, the federal government may criminalize the production and use of cannabis, even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice (the “DOJ”) has issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning cannabis enforcement in light of state laws legalizing medical and recreational cannabis possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

●	Distribution of cannabis to children;

●	Revenue from the sale of cannabis going to criminals;

●	Diversion of medical cannabis from states where it is legal to states where it is not;

●	Using state authorized cannabis activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of cannabis;

●	Preventing drugged driving;

●	Growing cannabis on federal property; and

●	Preventing possession or use of cannabis on federal property.

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The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of cannabis for use on private property but has relied on state and local law enforcement to address cannabis activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical cannabis and recreational cannabis in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical cannabis.

In contrast to federal policy, there are currently 29 states and the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment.

Notwithstanding the above, in light of the recent Presidential election of Donald Trump and his appointment of cabinet members, including Jeffrey Sessions as Attorney General, the risk of strict enforcement of the CSA may be significantly increased.

For example, on December 14, 2016, The Drug Enforcement Administration (the “DEA”) filed a new Rule, published in the Federal Register on December 14, 2016, and currently set to become effective on January 13, 2017, that seeks to control all naturally occurring cannabinoids from the cannabis sativa L plant. The DEA attempted something very similar in 2003, and the Ninth Circuit Court of Appeals rejected its efforts as unlawful and beyond the scope of the DEA’s delegated Congressional authorization.

The new rule states that cannabis extracts and any cannabinoids, such as CBD, are now classified as a Schedule I Drug. On Tuesday, December 13, the DEA amended the Code of Federal Regulations (the “CFR”). According to the amended CFR, cannabis extracts are apparently labeled a Schedule I controlled substance, and that may drastically affect how extract companies operate in the U.S.

More specifically, on December 14, 2016 the Federal Register published information concerning a Final Rule enacted by the DEA pertaining to a change to 21 CFR 1308. In summary, the DEA has created a new Administration Controlled Substances Code Number for “Marihuana Extract.” According to the Federal Register, “[t]his code number will allow DEA and DEA registered entities to track quantities of this material separately from quantities of marihuana” in order to comply with “relevant treaty provisions.” The DEA stated that all cannabis extract companies must rewrite their paperwork to reflect the update by January 13, 2017.

The fact that the DEA is attempting to outlaw all cannabinoids is of concern to many participants in the cannabis industry and problematic as it pertains to portions of the plant not legally defined as “marihuana,” and as it pertains to lawfully cultivated and processed Farm Bill-compliant industrial hemp.

Litigation

The THC Group is involved in a pending litigation in New York State Supreme Court with a former employee who alleges that Trans-High breached his employment agreement and seeks damages of $6,000,000. THC Group has counterclaimed against the former employee. The dispute is in the discovery stage. The High Times Group believes that it has valid defenses and intends to vigorously defend this action.

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From time to time we become the subject of litigation that is incurred in the ordinary course of its business. However, to date, no pending or threatened litigation involves and federal or state governmental agency.

Property

Trans-High was a sub tenant under a sub-lease entered into as of October 1, 2016, for a portion of the Desmond Building, located at 5514 Wilshire Blvd., Los Angeles, CA 90036.

Effective November 1, 2017, the Company entered into a one-year sublease of approximately 2,500 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10,000. HTH may renew the lease for a second year at the same rent. The lessor is Pride Media, Inc., a corporation controlled by Adam E. Levin, the Chief Executive Officer of the Company. See “Related Party Transactions.”

Trans-High also leases approximately 1000 square feet of executive offices and production space at 119 West 24th Street – 2nd Floor, NY, NY 10011 under a sublease expiring April 2018. Monthly rent is $13,000. The sub lessor is Green Rush Daily, Inc., a company owned by Scott McGovern.

Our Management Team

Our executive officers and directors and their business experience follows:

Name	Position	Length of Service

Adam E. Levin	Chief Executive Officer, President
	and Chairman of the Board	Inception to Present
David Peck	Vice President of Business Development	Since April 2017
David Newberg	Vice President of Finance and Interim
	Chief Financial Officer	Since June 2017
Colin Conway	Director and Secretary	Since January 2017
Coleen Manley	Director	Since March 3, 2017
Eleanora Kennedy	Director	Since March 3, 2017
Justin Ehrlich	Director	Since July 2017
Stormy Simon	Director	Since November 2017

During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

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Adam Levin, Chief Executive Officer and Chairman of the Board. Adam Levin is the founder of Hightimes Holdings and has served as its Chairman and Chief Executive Officer, since its inception in December 2016. In March, 2017, Mr. Levin led the acquisition of Trans-High Corporation. and has served as Chief Executive Officer of the Hightimes Group since March 2017. He brings over 15 years of leadership experience running Internet-based technology and e-commerce companies to his role as Chairman and Chief Executive Officer.  Mr. Levin has been Managing Director of Oreva Capital Corp, since September 2016 and for five years prior to that was the Managing Director of Vert Capital Corp where he oversaw the day to day operations of the firm, and led the acquisition of a number of companies. He has extensive experience in the fields of mobile, social networking, entertainment as well as venture capital and merger and acquisition strategies. Mr. Levin has been a featured speaker at CES, MIPTV, MONY Conference, CTIA, Wireless Influencers, and has been featured in The Wall Street Journal, The NY Times, Fortune, Bloomberg and Entrepreneur Magazine. He has appeared on CNN, NPR, MSNBC, HBO and Fox News.  Mr. Levin also served as Chief Executive Officer and a director of Bebo.com, Inc., a social networking and content website, from 2010 to 2012. Bebo.com, Inc., filed for protection under Chapter 11 of the United States Bankruptcy Code in May 2013. Mr. Levin was an officer of Bebo within the two-year period prior to the filing of the Chapter 11 petition but had resigned as an officer and director prior to such filing.  Mr. Levin currently serves on the board of directors of Pride Media, Inc., and previously served as the Chairman of the Board of Directors of Pixelmags until its sale in 2016.  Mr. Levin earned a BA from Thomas Edison State College.

David Peck, Vice President, Business Development. Mr. Peck will be employed as the Vice President, Business Development of the Company and shall be responsible for coordination and planning of the Company’s business partnerships, e-commerce, and business development. For 4 years prior to joining HighTimes, Mr. Peck was the Director of Digital Operations at Sock Panda LLC, an Angel backed E-commerce company in Venice, California. He was responsible for tripling revenues through corporate partnerships with Girl Scouts of America, Facebook, and Amazon, as well as Social Media Marketing, and an innovative E-Commerce subscription strategy.

David Newberg, Vice President of Finance. Mr. Newberg has over 25 years experience and is a veteran in executive finance. From 1989 to 2004, he served as VP of Finance at Rhino Entertainment, a subsidiary of Warner Music where he directed company accounting and finance operations for all business units, growing from a $20 million independent company to over $600 million globally. From 2006 to 2008, he served as Chief Financial Officer of Live Universe Inc., a start-up company that owned over 40 social/music media, websites, where he was responsible for directing all company accounting, finance, and human resource functions. Previously he was Chief Financial Officer of Delta Entertainment Corporation, a self-distributing entertainment company that wholesales audio/video products. Other companies David has been involved with in providing CFO consulting or running operations were SMC Entertainment (a public OTC music label), NXTM, Scopely, and The Wrap. Mr. Newberg has a BS in Accounting and Finance, and a MS in Finance from CSU-Long Beach. David has an active CPA license and is also a CMA, CFM, and CFP.

Colin Conway, Secretary and Director. Since October 2016, Mr. Conway has been a managing director of Oreva Capital Corp., a Los Angeles based merchant bank focused on making direct investments in diversified, private operating companies.  Mr. Conway participated in the acquisition of Trans High Corporation in March 2017.  For four years prior to Oreva Capital Mr. Conway served as a managing director at Vert Capital Corp., where he led the business development team and participated in the acquisition and restructuring of private operating companies in various industries including digital media, Internet, software, and apparel. Adam E. Levin, our Chief Executive Officer, is the chief executive officer of Oreva Capital and was the chief executive officer of Vert Capital Corporation.  From 2010 to 2012, Mr. Conway was previously an associate director at Weston Capital Management, LLC,  a Connecticut based Hedge Fund and Fund of Funds.

Coleen Manley, Director. Ms. Colleen Manley has served as a director of High Times Holding Corp. since March 2017 and for the past five years has served as a director of Trans-High Corporation. Ms. Manley is an attorney a member of the Arizona State Bar since 1985. She is a partner of Manley Law one of Arizona's oldest family law practices. She specializes in working with and representing multi-family offices in Arizona as well as other jurisdictions. Ms. Manley has also been a Director at American Green, Inc. since April 25, 2011. She is actively involved in issues involving children and the environment and in various charities in Arizona. In 1986, Ms. Manley was admitted to US Court of Appeals for the Ninth Circuit. As an attorney, Ms. Manley has earned the coveted "AV" rating, and her law firm has been awarded "pre-eminent" status.

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Eleanora Kennedy, Director. Ms. Eleanora Kennedy is an accomplished interior designer and published writer. She is known for her charitable causes and is a board member of the Society of Memorial Sloan Kettering Cancer Center, a co-director of the Shana Alexander Charitable Foundation and a member of the women’s board of the Central Park Conservatory in New York City. Ms. Kennedy’s lifelong interest in issues regarding women and children’s right include her work at the United Nations which allowed her to open the General Assemble to screen the impactful movie Trade staring Kevin Kline. She served as a special advisor to the President of the UN General Assembly in 2008-2009. A graduate of the Fashion Institute of Technology and the New York School of Interior Design, Ms. Kennedy began her career in merchandising at Saks Fifth Avenue in New York and later became an executive a t the Associated Merchandising Corporation and a director of Creative Merchandising at Joseph Magnins.

Justin Ehrlich, Director. Justin Ehrlich is a partner in VE Equities LLC, a full-service real estate company with capabilities in investment, finance, asset management and construction. Justin is responsible for managing the firm’s real estate investment and finance activities and handling the company’s overall operations and asset management. He has completed over $10 billion of luxury mixed-use and condominium projects in Manhattan and is also currently developing several mixed-use projects in California. In addition, Justin is a partner in Churchill Real Estate Holdings LLC, an alternative investment platform offering short term debt products to institutional and private clients. Mr. Ehrlich holds a BA in Business Administration from Boston University’s School of Management and earned a MS in Real Estate Finance and Investment from New York University. He served as the Secretary of the 125th Street Business Improvement District from 2008 to 2009. He has received numerous awards and honors from multiple industry organizations including the 2011 Developer of The Year Award from Young Jewish Professionals and was the Guest of Honor at the YJP 2014 Founders Gala at Cipriani Downtown. Mr. Ehrlich is currently on the Board of Directors for A Caring Hand and BDS Analytics.

Stormy Simon, Director. Ms. Stormy D. Simon served as the President of Overstock.com Inc. since July 27, 2016 and also served as its Co-President from February 22, 2013 to April 10, 2014. Ms. Simon served as Senior Vice President of Customer and Partner Care at Overstock.com Inc. until February 22, 2013. She served as Senior Vice President of Customer Care, Public Relations & Branding of Overstock.com Inc. Ms. Simon served as Vice President of Books, Music and Videos of Overstock.com Inc. since February 19, 2004, and also served as it's Senior Vice President BMV and Off-Line Advertising and Chief of Staff. She served as Vice President, BMMG; Travel and Off-Line Advertising of Overstock.com Inc. Ms. Simon headed Overstock.com BMV category and was responsible for all offline marketing including television, radio and print advertising. She joined Overstock.com in 2001 and served various marketing and management positions including Director of Business-to-Business. She served as a Director of Overstock.com Inc. from May 2011 to September 30, 2016.

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Employment Agreement

The Company entered into an employment agreement with Adam E. Levin, effective as of July 17, 2017 and expiring December 31, 2020, under which he shall serve as Chairman and Chief Executive officer of the Company and its subsidiaries. Under the terms of the agreement, Mr. Levin receives a base salary of $500,000 per annum and an annual bonus of $500,000 payable following the end of each of the three calendar years commencing with the year ending December 31, 2018 in the event that either (i) the consolidated revenues of the High Times Group exceeds 120% of the consolidated revenues for the immediately proceeding year, or (ii) the closing price of the Company common stock as traded on any securities exchange at the end of any of the three calendar years exceeds 120% of the closing price of such common stock at the end of the prior calendar year. The employment agreement a contains change of control provision, severance payments upon termination without cause, and permits Mr. Levin to work from his office in Puerto Rico.

Related Party Transactions

In February 2017, under the terms and conditions of a senior secured loan agreement with ExWorks Capital Fund I, LP (“ExWorks”), the AEL Trust, a California trust u/a/d February 12, 2012 with Ada, Ezra Levin, as grantor, and Edwin Hur, as trustee (“AEL Trust”), entered into a limited guaranty agreement with ExWorks under which the AEL Trust, as guarantor, provided ExWorks with a guaranty of repayment of $7,800,000 of the principal indebtedness loan by ExWorks to the Company under the loan agreement. The AEL Trust guaranty is subject to certain limitations in that (a) AEL Trust is only liable to the repayment of principal indebtedness of up to $5,000,000, and (b) the Guaranty Agreement terminates at such time that the principal indebtedness of the loan is less than $3,500,000. Members of the family of Adam E. Levin, our Chief Executive Officer and Chairman of the Board of Directors, are the beneficiaries of the AEL Trust.

The Company entered into an employment agreement with Adam E. Levin, effective as of July 17, 2017 and expiring December 31, 2020, under which he shall serve as Chairman and Chief Executive officer of the Company and the other members of the High Times Group. Under the terms of the agreement, Mr. Levin receives a base salary of $500,000 per annum and an annual bonus of $500,000 payable following the end of each of the three calendar years commencing with the year ending December 31, 2018 in the event that either (i) the consolidated revenues of the High Times Group exceeds 120% of the consolidated revenues for the immediately proceeding year, or (ii) the closing price of the Company’s common stock as traded on any securities exchange at the end of any of the three calendar years exceeds 120% of the closing price of such common stock at the end of the prior calendar year. The employment agreement also contains change of control provision, severance payments upon termination without cause, and permits Mr. Levin to work from his office in Puerto Rico.

The Company has also agreed to enter into a three-year consulting agreement with Oreva Capital Corp., a corporation controlled by Adam Levin. Oreva and its staff will assist us in connection with various administrative and financing matters as may be authorized and approved by our Board of Directors, including recommendations to our Board of Directors for the engagement of or, with the approval of the Board of Directors, engaging agents, consultants or other third party service providers to the Company, including accountants, lawyers, registered investment advisers or experts, dealing with investment bankers, investor relations consultants and other members of the investment community; performing due diligence on, and providing assistance to the Board of Directors in connection with the acquisitions of target businesses by the High Times Group; and evaluating and assisting in negotiations with various financing sources for the High Times Group, including bankers and others providing debt and/or equity financings for the High Times Group.

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Under the terms of the consulting agreement, Oreva will receive a monthly consulting fee of $35,000. The consulting agreement was initially approved by Hightimes Holding at the time we acquired the capital stock of Trans-High Corporation and its subsidiaries, but will become effective upon the first to occur of either an initial public offering of Hightimes Holding Class A Common Stock, or consummation of the Origo Merger described below.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially own more than five percent (5%) of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

USE OF PROCEEDS

We are seeking to raise $1,000,000 in this offering through Regulation Crowdfunding, with a minimum target raise of $250,000. We have agreed to pay StartEngine, which owns the intermediary funding portal, a fee of 5.0% on all funds raised. The net proceeds of this offering, whether the minimum target amount or the maximum amount is reached, will be used for general working capital and marketing.

Irregular Use of Proceeds

There will be no irregular use of proceeds in this offering.

DETERMINATION OF OFFERING PRICE

The offering price of the 47,059 shares of Class A Common Stock has been established at $21.25 per share. This price was determined solely by the management of Hightimes Holding and is arbitrary. This price should not be considered a determination of the actual present or future value of the Hightimes Holding shares. Additionally, this price may not be indicative of the price at which the shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that an investor would receive if we were liquidated or dissolved.

In the event we require additional investment to fund its operation, we may sell and issue to third parties additional equity securities, which would have a dilutive effect on all shareholders of the Company, including investors in this CF Offering.

ADDITIONAL INFORMATION

Terms of the Acquisition of the High Times Group.

On December 27, 2016, Hightimes Holding Corp. entered into a stock purchase agreement, which was superseded in its entirety by the amended and restated stock purchase agreement, dated February 14, 2017 by and among, Hightimes Holding, THC and the stockholders of THC. Pursuant to the agreement, Hightimes Holding Corp. agreed to purchase 100% of the capital stock of THC and its subsidiaries. The acquisition was consummated effective on February 14, 2017. The purchase price was $42.2 million, plus 7,723,265 shares of Class A Common Stock of Hightimes Holding to represent at closing 40% of its “Fully-Diluted Holdings Class A Common Stock” (as defined below). The purchase price was paid $12.2 million in cash, which included approximately $1.2 million used to retire High Times Group debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30.0 million (the “Sellers Purchase Notes”).

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Hightimes Holding financed the closing cash payment and the working capital to acquire the THC Group, through approximately $6,383,000 contributed to Holdings by 58 accredited investors in consideration for an aggregate of 10,981,658 shares of Class A Common Stock, and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks Capital Fund I, L.P. to Hightimes Holding and each of the members of the High Times Group, as borrowers. Following the THC Group closing Hightimes Holding has continued to raise funds selling an additional 549,151 shares of Class Common Stock for approximately $2,846,000. As of June 30, 2017 total financing through accredited investors totaled $7,678,000 in consideration for an aggregate of 11,399,268 shares of Class A Common Stock.

The $30.0 million of Sellers Purchase Notes are fully subject and subordinated to the Senior Secured Debt but are secured by a subordinated pledge by Hightimes Holding of the acquired Trans-High capital stock. Interest on the Purchase Notes at the rate of 8% per annum accrues until August 28, 2017. Thereafter, the Sellers Purchase Notes are payable in quarterly installments of $1.5 million with final payment of $16.5 million due on February 28, 2020. We paid an aggregate of $2,754,000 of principal and accrued interest (including $54,000 of penalty interest) on the Sellers Purchase Notes installment due August 28, 2017, thereby reducing the outstanding principal amount to $28.5 million.

Under the terms of the stock purchase agreement, upon the occurrence of a “Conversion Event,” all of the then outstanding Sellers Purchase Notes were to automatically (and without any further action or consent on the part of the holders of the Sellers Purchase Notes) convert into shares of Hightimes Holding non-voting Class B Common Stock. A “Conversion Event” is defined as:

(a)	Hightimes Holding or another “Issuer” (resulting from a merger or sale of control) listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, (iii) the OTC Markets QX Exchange, or (iv) Toronto Stock Exchange (each a “Qualified Stock Exchange”); and

(b)	the “market value” (defined as the total number of outstanding shares of Company Common Stock multiplied by the initial offering price of our Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange being equal or greater than $11,000,000.

The conversion price of the Sellers Purchase Notes is equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange.

In November 2017, Hightimes Holding entered into agreements with six holders of $24,451,807 of Purchase Notes, representing 85.8% of the $28,500,000 outstanding principal amount of Purchase Notes. Under the terms of such agreements, the Company has agreed that, upon the automatic conversion of the Purchase Notes at the time of completion of this Offering and listing of the Company shares on a Qualified Stock Exchange, such Purchase Noteholders will discount such Purchase Notes by 25% to $18,338,855 and receive at the time of completion of this Offering of the Offered Shares, an aggregate of 1,721,958 shares of Class A voting Common Stock of the Company (in lieu of non-voting Class B shares of the Company). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting Origo Shares of the “successor” public company resulting from the Origo Merger. The number of shares of Class A Common Stock or Origo Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of Origo Shares as of the Effective Time of the Merger, whichever shall occur first.

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In exchange for such accommodation, the holders of the $24,451,807 of Sellers Purchase Notes agreed to (a) discount by 25% to an aggregate of $18,338,855 the outstanding principal amount of their Purchase Notes, (b) defer payment of the second installment of principal and accrued interest under the Sellers Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (c) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Hightimes Holding Class A Common Stock or Origo Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of Origo or in connection with any consent solicitation to Origo stockholders following the Merger, at which directors are to be elected.

The holders of the remaining $4,048,193 principal amount of Purchase Notes who did not elect to enter into the above agreements, will receive a total of 380,112 shares of Class B non-voting Common Stock of the Company upon completion of this Offering and, if the Origo Merger is consummated, an identical number of Class B non-voting shares of common stock of the Successor corporation to Origo.

Senior Secured Financing

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500,000 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100,000 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in the CF Offering and this Offering.

On August 25, 2017, pursuant to the first amendment to the ExWorks Loan Agreement, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600,000 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in the CF Offering and this Offering.

As of October 31, 2017, ExWorks and the High Times Group entered into a Second Amendment to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to $11,500,000.  The Company used $2,754,000 of the proceeds of the additional loan advance to make the installment payment of principal and accrued interest that was due on August 28, 2017 to the holders of the Purchase Notes.

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The parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 senior secured note that is due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the Origo Merger (whether or not the note was previously converted) into Origo Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the Origo Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of Hightimes Holding and subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 39,351 shares of Class A Common Stock, paid a $25,000 due diligence fee, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee. Upon completion of this Offering, the ExWorks note would be convertible, at the option of the holder, into 1,161,616 additional shares of Class A Common Stock of Hightimes Holding.

The Origo Merger

On July 24, 2017, Hightimes Holding entered into a merger agreement, as amended on September 25, 2017 (the “Merger Agreement”) with Origo Acquisition Corp., a Cayman Island corporation (“Origo”) that was formed as a special purpose acquisition corporation, or “SPAC.” The Origo ordinary shares currently trade on the NASDAQ Capital Market under the symbol OACQ. On December 15, 2017, the Origo ordinary shares closed at a price of $10.65 on the NASDAQ Capital Market.

Under the terms of the Origo Merger, a newly formed subsidiary of Origo (“Merger Sub”), will be merged with and into Hightimes Holding, with Highttimes Holding continuing as the surviving entity of the Merger. On or promptly following consummation of the Origo Merger, Origo will seek to convert its jurisdiction of incorporation from the Cayman Islands to the State of Nevada, and change its name to High Times Media Corporation (the “Successor”); in which event, each holder of Origo ordinary shares and warrants will receive an identical number of shares of common stock, $0.0001 par value per share, of the Nevada corporation Successor and an identical number of warrants to purchase such common stock.

Under the terms of the Origo Merger Agreement, the High Times Group is valued at a minimum of $250,000,000, subject to increase in value for each dollar of net proceeds in excess of $5,000,000 that we raise from subscribers in both this CF Offering and the Reg A+ Offering. At Closing, the Successor will issue, as Merger Consideration, a minimum of 23,474,178 shares of its common stock to the former holders of Hightimes Holding securities (other than holders of Hightimes Holding stock options) with each share of the Successor valued at $10.65 per share. The Merger Agreement provides that in the event that Hightimes Holding raises net proceeds in excess of $5,000,000 from any public or private offering of its Class A Common Stock prior to the Merger, the $250,000,000 valuation of the Hightimes Group would be subject to increase on a dollar-for-dollar basis, with a corresponding increase in the number of shares of Common Stock of the Successor representing the Merger Consideration. Accordingly, for example, if Hightimes Holding is able to raise combined net proceeds of $17,500,000 from the CF Offering and this Reg A+ Offering, the valuation of the Hightimes Group and the number of Origo Shares representing the Merger Consideration would increase to $262,000,000 and 24,647,887 Origo Shares, respectively.

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The Hightimes Holding securities include (a) all outstanding shares of Hightimes Holding common stock, (b) all $28,500,000 current principal amount of purchase notes issued by Hightimes Holding in February 2017 in connection with its acquisition of THC and its subsidiaries that will convert into Origo Shares, (c) all 1,161,616 shares of Class A Common Stock issuable upon full conversion of the $11.5 million ExWorks Capital Fund I, L.P. convertible note, and (d) all outstanding warrants to purchase shares Hightimes Holding Class A Common Stock held by ExWorks. In addition, 1,737,779 Hightime Holding options will be exchanged for options to purchase shares of common stock of the Successor.

We anticipate that the Origo Merger would occur in the first calendar quarter of 2018.

As of December 15, 2017, Origo has 100 million ordinary shares and 1,000,000 preferred shares authorized, of which 3,321,437 ordinary shares and no preferred shares are issued and outstanding. In addition, 4,200,000 ordinary shares are issuable upon exercise of Origo publicly warrants that were subscribed for by its public stockholders that are held in a special trust account. As of December 15, 2017, a total of $_________was held in the trust account. All such trust funds are subject to redemption and return to public stockholders in exchange for their ordinary shares following receipt of a proxy statement describing the proposed merger transaction with Hightimes Holding.

Closing of the Origo Merger is subject to a number of conditions, including (i) Origo having net assets, including the net assets of the High Times Group, of not less than $5,000,001, after all share redemptions and payment of all expenses and closing costs, (ii) approval of the Origo Merger by the holders of a majority of the outstanding ordinary shares of Origo and by a majority of the outstanding Class A Common Stock of Hightimes Holding, and (iii) approval of the continued listing of shares of Origo or its successor in interest on either the NASDAQ Capital Market or the NYSE:MKT exchange

Under the terms of the Origo Merger Agreement, as we sell shares of Class A Common Stock in either or both of the CF Offering referred to below or this Reg A+ offering, all of the 20,454,545 currently outstanding shares of Class A Common Stock held by existing Hightimes Holding stockholders will be subject to pro-rata dilution and reduction in respect of the amount of merger consideration they would be entitled to receive in the Origo Merger, based on the total number of shares of Class A Common Stock that we sell in either or both offerings prior to the closing of the Merger.

The following table sets forth the amount of merger consideration in the form of Origo ordinary shares that would be received by (a) current holders of Class A Common Stock, (b) holders of Purchase Notes, (c) the holder of Hightimes Holding warrants, and (d) investors in this Offering based on the sale of 25%, 50%, 75% or 100% of the 200,000 shares of Class A Common Stock to be sold in the CF Offering and the 1,818,182 shares of Class A Common Stock being offered by the Company in this Reg A+ offering:

Number of Class A shares Sold (2)	25%	50%	75%	100%
Existing holders of Class A Common shares	20,454,545	20,454,545	20,454,545	20,454,545
Holders of Hightimes Holding Purchase Note (1)	2,102,070	2,102,070	2,102,070	2,102,070
Investors in the CF Offering (3)	90,865	90,865	90,865	90,865
Investors in the Reg A+ Offering (4)	454,546	909,091	1,363,637	1,818,182
Holders of Hightimes Holding Warrant (5)	1,129,450	1,129,450	1,129,450	1,129,450
ExWorks Convertiable Note (6)	1,161,616	1,161,616	1,161,616	1,161,616
Total	25,393,092	25,847,637	26,302,183	26,756,728

(1)	Assumes completion of a CF Offering of $1,000,000 and the sale of $20,000,000 of Hightimes Holding Class A Common Stock in this offering, with total net proceeds of approximately $17,500,000, thereby increasing the valuation of the Hightimes Group from $250,000,000 to $262,500,000, with a resulting increase in the number of Origo Shares from 23,474,178 Origo shares to 24,647,887 Origo Shares.

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(2)	Assumes a $10.65 per share offering price and closing price of Origo ordinary shares as traded on NASDAQ or another Qualified Stock Exchange on the first trading day after the Effective Time of the Origo Merger.

(3)	Assumes a maximum of 90,865 shares of Class A Common Stock are sold to subscribers in the CF Offering.

(4)	Consists of purchasers of Class A Common Stock in this Offering.

(5)	Assumes exercise of our option to extend the maturity date of our debt to ExWorks Capital Fund I, L.P. to August 28, 2018, resulting in ExWorks owning two warrants to purchase a total of 1,124,220 shares of Class A Common Stock which would represent a total of 4.125% of the fully-diluted Hightimes Holding “Common Stock Deemed Outstanding” (prior to the sale of Common Stock in the CF Offering and this Offering).

(6)	Includes shares of Class A Common Stock issuable upon full conversion of the $11,500,000 convertible note held by ExWorks Capital Fund I, L.P.

The above table does not include outstanding options granted to executive officers, directors and employees of the Hightimes Group under our 2016 Equity Incentive Plan to purchase an aggregate of 1,737,779 additional shares of Class A Common Stock.

Our Proposed Reg A+ Offering.

Simultaneous with this CF Offering Hightimes Holding intends to file a Form 1-A and related Offering Circular with the SEC. Upon qualification of the offering by the SEC, we will commence an offering of up to $20,000,000 for the account of the Company through the sale to the public of up to 1,818,182 shares of Class A Common Stock at an initial offering price of $11.00 per share (the “Reg A+ Offering”).

The Reg A+ Offering is based on valuing all of 20,501,604 outstanding shares of our Class A Common Stock (assuming the sale of all 47,059 CF Shares offered hereby) at a “pre-money” valuation of $225,000,000. Accordingly, upon qualification by the SEC of our Offering Circular in connection with the Reg A+ Offering, we will consummate a 1.9308657- for-one forward stock split of our outstanding shares of Class A Common Stock, or such other stock split ratio to reduce our then outstanding shares of Class A Common Stock to 20,454,545 shares which when multiplied by the $11.00 per share offering price in the Reg A+ Offering will represent $225,000,000 prior to giving effect to the sale of the shares in the Reg A+ Offering. As a result of the 1.9308657- for-one forward stock split, the effective per share price of the 47,059 CF Shares you will purchase in this CF Offering will be reduced from $21.25 per share to $11.00 per share and the number of CF Shares you will received will increase by 1.9308657-for-one for each of your CF Shares to a maximum of 90,865 shares of Class A Common Stock for all CF Shares.

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Even if the Reg A+ Offering is not qualified by the SEC by March 31, 2018, we will still consummate the 1.9308657- for-one forward stock split and reduce your per share price to $11.00 per share by not later than the earlier of (a) consummation of the Origo Merger, or (b) March 31, 2018.

A minimum of $5,000,000 must be raised in the Reg A+ Offering in order for it to be completed. Depending upon investor demand Hightimes Holding has the right to increase the Reg A+ Offering to as much as $50,000,000.

The Reg A+ Offering will be conducted under a Regulation A (Tier 2) offering (a.k.a. “Regulation A+” or “Title IV”) under the JOBS Act. It will involve a Form 1-A and related Offering Circular that we filed with the Securities and Exchange Commission on December __, 2017, and will only be undertaken if the Reg A+ Offering document is qualified by the SEC. and we raise a minimum of $5,000,000 in the Reg A+ Offering In addition, approximately 2,102,070 shares of Class A Common Stock will be issued by Hightimes Holding to the former stockholders of Trans-High upon automatic conversion of $28,500,000 of then outstanding Sellers Purchase Notes at a conversion price of $10.65 per share.

Under the terms of the Origo Merger Agreement, as we sell shares of Class A Common Stock in this CF Offering or in the Reg A+ Offering, all of the currently outstanding shares of Class A Common Stock held by existing Hightimes Holding stockholders will be subject to pro-rata dilution and reduction in respect of the amount of merger consideration they would be entitled to receive in the Origo Merger, based on the total number of shares of Class A Common Stock that we sell in either or both offerings prior to the closing of the Merger.

Our Capitalization

At the time of the March 4, 2017 closing of the Trans-High acquisition, Hightimes Holding had 10,000,000 shares of its Class A Common Stock issued and outstanding, of which the former stockholders of Trans-High received 4,000,000 shares, or 40% of the issued shares. Between February and the date of this Memorandum, Hightimes Holding issued an additional 294,301 shares of Class A Common Stock and granted options to purchase up to 900,000 shares of Class B Common Stock. Subject to SEC qualification of our Reg A+ Offering, on December 18, 2017, our board of directors and principal stockholders approved a 1.9308657-for-one forward stock split of the 10,593,468 shares of Class A Common Stock that were issued and outstanding as of the date of this Offering Memorandum. If such stock split is consummated it would result in an increase of our outstanding Class A Common Stock to 20,454,545 shares, our 900,000 outstanding stock options to 1,737,778 shares, and our fully-diluted Class A and Class B Common stock (including (a) up to 1,161,616 post-split shares of Class A Common Stock issuable to ExWorks upon full conversion of its $11,500,000 convertible note, (b) warrants to purchase 1,129,450 post-split shares, and (c) the conversion of Sellers Purchase Notes upon completion of our proposed Regulation A+ Offering into 2,102,070 additional post-split shares of Class A and Class B Common Stock) would be 24,938,546 shares of Common Stock, prior to the sale of any Class A Common Stock in the Reg A+ Offering.

If we complete our proposed Reg A+ public offering our fully-diluted Common Stock would be between a minimum of 25,393,092 and a maximum of 26,756,728 shares of Common Stock.

THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO COMPLETE THIS CF OFFERING A PUBLIC OFFERING OF AT LEAST $5,000,000 OF OUR COMMON STOCK IN THE REG A+ OFFERING OR THE ORIGO MERGER, OR THAT WE WILL BE ABLE RECEIVE ANY SIGNIFICANT NET PROCEEDS FROM EITHER OR BOTH TRANSACTIONS.

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RISK FACTORS

The Shares offered hereby are highly speculative, and prospective purchasers should be aware that an investment in the Class A Common Stock involves a high degree of risk. Accordingly, prospective purchasers should carefully consider the following risk factors in addition to the other information in this Offering Circular.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations.

Risks Relating to Our Business

The net income of the THC significantly declined between 2014 and 2016 and the Hightimes Group incurred a net loss for the six months ended June 30, 2017, which may make it difficult for investors to predict future performance based on current operations.

During the three-year period from 2014 to 2016, the net income of THC and its subsidiaries declined from $3,421,592 in 2014 to net loss of ($2,926,000) in 2016. For the six months ended June 30, 2017, the consolidated net loss of the Hightimes Group was ($9,596,000). Although $6,689,000 of the net loss for the six months ended June 30, 2017 resulted from non-recurring stock compensation charge and the High Times Group is anticipating a return to profitability commencing in fiscal year 2018, any forecasts the High Times Group makes about its operations may prove to be inaccurate. The High Times Group must, among other things, determine what constitutes appropriate risks, rewards, and level of investment in its publications and events, respond to economic and market variables outside of its control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the High Times Group will be successful in meeting these challenges and addressing such risks and the failure to do so could have a could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The decision by investors to invest in this offering must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges and uncertainties, the value of the High Times Group could be significantly reduced or completely lost.

The independent public accounting firm for the Hightimes Group has issued a “going concern” opinion.

The High Times Group is indebted to its senior secured lender in the amount of $11,500,000 pursuant to a loan that matures as late as August 2018. The High Times Group’s ability to continue as a going concern may depend upon its ability to obtain the necessary financing needed to meet such debt obligation when it comes due. HTH plans to provide for its capital requirements that are not met by income from operations by issuing additional equity or debt securities. No assurance can be given that additional capital will be available when required or on terms acceptable to HTH. The outcome of this issue cannot be predicted at this time and there is no assurance that, if achieved, the High Times Group will have sufficient funds to meet its obligations and execute its business plan. Partially as a result of the foregoing the independent auditors for the High Times Group has issued a “going concern” opinion in connection with the audit of the 2015 and 2016 financial statements.

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The High Times Group may not be able to service its indebtedness.

Pursuant to a senior loan agreement, as amended, the High Times Group has incurred $11,500,000 of senior secured indebtedness issued to ExWorks Capital Fund I, L.P., its senior lender, which is payable at the rate of $100,000 per month commencing September 2017 and all of which indebtedness matures on February 28, 2018. Interest is payable monthly at the rate of 15% per annum. ExWorks also received a warrant, exercisable for a nominal consideration of $0.001 per share commencing August 2017, to purchase shares of Class A Common Stock, representing 2.75% of HTH’s fully-diluted common stock. In addition, for the increase in the indebtedness ExWorks was issued 20,380 Common A Shares.

When the loan matures, ExWorks is entitled to an additional fee of $1.2 million. On August 7, 2017, ExWorks granted High Times Group an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the option is exercised, High Times Group is obligated to pay ExWorks an additional fee (excluding the $1.2 million fee due at the original maturity date of February 28, 2018) of $600,000

Hightimes Holding also issued $30,000,000 of purchase notes to the former stockholders of THC. Although High Times Group believes that the remaining $28,500,000 balance of the purchase notes will automatically convert into shares of the voting Class A Common Stock of HTH upon completion of the contemplated merger with Origo, there is no assurance that High Times Holding will be able meet all of the conditions to force the conversion of such purchase notes, including the ability High Times Group to list its Common Stock on a “Qualified Stock Exchange” (as defined). If the purchase notes do not convert into Class A Common Stock, we will owe the former stockholders of THC quarterly installments payments of $1.5 million, plus accrued interest, with final payment of $16.5 million due on February 28, 2020. There is no assurance that we will be able to adequately service our senior debt or the purchase notes out of cash flow or refinance such senior debt or purchase notes on or before their respective maturity dates. A default under the purchase notes or to our senior lender under the senior loan and security agreement could result in a foreclosure on all of the assets of High Times Group, which would result in the loss of 100% of the equity investments of holders of securities of Hightimes Holding and Origo.

The High Times Group may not be able to realize adequate net proceeds from this Regulation A+ offering

The High Times Group intends to ameliorate the risks of defaults under its indebtedness and obtain additional working capital to achieve its business goals by consummating the Offering. However, there can be no assurance that the High Times Group will be able to raise any meaningful net proceeds from the Offering in amounts needed to significantly reduce or retire its indebtedness to ExWorks and provide necessary working capital. In addition, even if the High Times Group does consummate the Offering, there is no assurance that it will meet the conditions to force conversion of the purchase notes, including a listing on a Qualified Securities Exchange.

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As at June 30, 2017, the High Times Group had a significant negative stockholder’s equity and Hightimes Holding and/or Origo must raise and/or retain approximately $12,000,000 in net proceeds in order for Hightimes to list its shares of Class A Common Stock on Nasdaq or for Origo to retain its listing of the Origo Shares on Nasdaq.

The consolidated balance sheet of the Hightimes Group as of June 30, 2017, reflects a negative stockholders’ equity of approximately $37.0 million. Even after giving effect to the anticipated conversion of all $28,500,000 in principal amount of Purchase Notes into Class A Common Stock, the High Times Group’s pro-forma consolidated stockholders equity would still be a negative $7.5 million. In order to meet the Nasdaq initial listing requirement of a $4,000,000 tangible net worth, the Hightimes Group would either need to raise a minimum of $11.5 million of combined net proceeds in this CF Offering and in the proposed Reg A+ Offering, or upon completion of the Origo Merger, the combined net proceeds received by the Hightimes Group from this CF Offering and the Reg A+ Offering coupled with the net tangible equity of Origo retained by it immediately prior to the Origo Merger would have to aggregate not less than $11.5 million. To the extent that the Hightimes Group incurs additional losses subsequent to June 30, 2017, such combined net proceeds that will be required to meet the Nasdaq initial listing requirement will further increase.  In addition, upon consummation of the Origo Merger, pursuant to the terms of the Merger Agreement, the combined companies must have a consolidated stockholders equity of not less than $5.0 million.

Accordingly, there can be no assurance that such minimum stockholders equity will be achieved by either the Hightimes Group upon completion of this Offering to enable Hightimes Holding to list its shares of Class A Common Stock on Nasdaq, or that, upon consummation of the Origo Merger, the Origo Shares will qualify for continued listing on Nasdaq.

The High Times Group has a limited operating history in the sale of products associated with the cannabis industry, which makes it difficult to accurately evaluate its business prospects.

The High Times Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows, festivals and events. Although the High Times Group contemplates various e-commerce initiatives and licensing its High Times brand, as well as developing an e-commerce store and licensing and branding initiatives for cannabis-based products, the High Times Group has no operating history in the commercial sale of products offered to users and producers of cannabis and cannabis-related products through wholesale or retail channels. While the High Times Group intends to pursue, acquire and integrate horizontal business lines involving the commercial sale of cannabis-related products, the High Times Group cannot guarantee that it will be successful in these prospective business initiatives and as a result its business prospects are difficult to accurately evaluate.

Customer complaints and negative publicity regarding the products and services of the High Times Group could hurt the business and reputation of the High Times Group.

From time to time, the High Times Group may receive complaints from customers regarding the quality of its media content distributed through its High Times brand and its live-events and productions. Presently as a result of its print and online publications, and in the future in the event the High Times Group furthers its business lines involved in the commercial sale of cannabis-related products, it may be subject to complaints from consumers regarding the nature and quality of goods sold by the High Times Group. Dissatisfied consumers may threaten legal action against the High Times Group if no reimbursement is made. The High Times Group may become subject to product liability lawsuits from customers alleging injury because of a purported defect in its products or services, claiming substantial damages and demanding payments from the High Times Group. The High Times Group is in the chain of ownership when it supplies or distributes products, and therefore is subject to the risk of being held legally responsible for such products. Given the nature of these products (including their relation to cannabis or for other reasons), these claims may not be covered by the High Times Group’s insurance policies. Any resulting litigation could be costly for the High Times Group, divert management attention, result in increased costs of doing business, or otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Any negative publicity generated as a result of customer frustration or disagreement with the products or services of the High Times Group, or with its websites or trade shows, could damage its reputation and diminish the value of its brand name, which could have a material adverse effect on its business, results of operations, and financial condition.

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The High Times Group may be required to collect sales and other taxes.

New excise taxes may be imposed on the sale and production of products associated with cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that the High Times Group be responsible to collect those excise taxes, increasing its costs and risks. The High Times Group does not expect to collect sales or other similar taxes with respect to goods sold by it via its website, except for buyers from the State of California. The High Times Group expects to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as the High Times Group which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect the opportunity of the High Times Group to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that the High Times Group should collect sales or other taxes on the exchange of merchandise on the High Times Group’s system could have a material adverse effect on the business, results operations, and financial condition of the High Times Group. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. The High Times Group cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The business of the High Times Group may be subject to various government regulations, and its inability to comply fully with such regulations could harm its business.

The High Times Group may become subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of cannabis. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of cannabis and the advertising and representations made by businesses in the sale of cannabis or cannabis-related products. The inability of the High Times Group to fully comply with these regulations, particularly as they evolve and are subject to varying degrees of regulatory oversight and discretion, would have material adverse effect on the business, reputation, results of operations, and financial condition of the High Times Group.

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In addition, the ongoing and future business plans of the High Times Group rely on its ability to successfully establish and maintain effective controls that follow the United States Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) Guidance, “BSA Expectations Regarding Marijuana-Related Businesses,” in vetting and monitoring potential and actual customers and clients. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act (“BSA”). However, supplemental guidance from the U.S. Department of Justice directs federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memorandum when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. While the High Times Group believes that it is not currently subject to the BSA or FinCEN guidelines, the High Times Group may be required institute policies and procedures that mirror the stated goals of the FinCEN guidelines and will provide a framework by which we believe we can comply with the federal government’s stated objectives with respect to the potential conflict of law.

The High Times Group is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. The High Times Group is not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which the headquarters of the High Times Group are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. There is a risk that governmental agencies will attempt to impose additional regulations impacting the High Times Group in the future, and such imposition could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. For example, several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, as well as laws, rules and regulations related to cannabis, could create uncertainty in the marketplace that could reduce demand for the services of the High Times Group or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. In addition, because the services of the High Times Group are expected to be accessible worldwide, and the High Times Group expects to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that the High Times Group is required to qualify to do business as a foreign corporation in a particular state or foreign country. The failure of any of the companies within the High Times Group to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the High Times Group to taxes and penalties for the failure to qualify, and could result in the inability of the High Times Group to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the business of the High Times Group, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

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The High Times Group may incur uninsured losses and insurance may be difficult to obtain or maintain.

Although the High Times Group maintains casualty, liability and property insurance coverage, along with workmen’s compensation and related insurance, the High Times Group cannot assure that it will not incur uninsured liabilities and losses as a result of the conduct of its current and future business operations. In particular, the High Times Group may incur liability involving the commercial sale of cannabis-related products or its live-events media business (including the Cannabis Cup) is deemed to have caused a personal injury. Uninsured losses in any significant amount could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Moreover, because of its involvement in the cannabis industry, insurance policies that are otherwise readily available to business owners, such as workers’ compensation, general liability, and directors’ and officers’ insurance, may be more difficult for the High Times Group to find and more expensive for to obtain. There is a risk that the High Times Group may be unable to find and maintain such insurance policies, or that the cost of these policies will be unaffordable. If the High Times Group is unable to obtain or maintain such insurance policies on desirable terms, or at all, its ability to conduct business may be inhibited and it may be exposed to additional risks and financial liabilities.

The insurance coverage of the High Times Group may be inadequate to cover all significant risk exposures; because it is associated with the cannabis industry, it has a difficult time obtaining the various forms of insurance that are desired to operate its business, which may expose the High Times Group to additional risk and financial liabilities.

The High Times Group will be exposed to liabilities that are particular to the products and services we provide. While the High Times Group intends to maintain insurance for certain risks, the amount of its insurance coverage may not be adequate to cover all claims or liabilities, and it may be forced to bear substantial costs resulting from the risks and uncertainties of its business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to the High Times Group, or at all, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group does not have any business interruption insurance. Any business disruption or natural disaster could result in substantial losses, costs and diversion of resources.

Currently, the High Times Group has very limited insurance coverage in place for its business, personal property or workers' compensation insurance, directors’ and officers' liability insurance, and general liability insurance.

Insurance that is otherwise readily available in other industries is more difficult for the High Times Group to obtain, and more expensive, because the High Times Group is involved in, and does business with, individuals or businesses engaged in, the cannabis industry. There are no guarantees that the High Times Group will be able to find such insurances in the future, or that the cost will be affordable to it. If the High Times Group is forced to go without such insurance, it may be unable to enter into certain business sectors, its growth may be inhibited and, as a result, it may be exposed to additional risks and financial liabilities.

If the High Times Group is unable to pay for material and services timely, the High Times Group could be subject to liens.

If the High Times Group fails to pay for materials and services for its business on a timely basis, its assets could be subject to material men’s and workmen’s liens. The High Times Group may also be subject to bank or secured liens in the event that it defaults on loans from banks or its secured lenders, if any.

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The management of the High Times Group will be subject to conflicts of interest.

Certain members of the management of the High Times Group may in the future become associated with or employed by other companies, which are engaged, or may become engaged, in the cultivation or dispensing of cannabis and cannabis related products or services. Conflicts of interest between the affiliates and/or directors and the High Times Group may arise by reason of such relationships. In addition, upon the Closing, the Successor will enter into a consulting services agreement (the “Consulting Services Agreement”) with Oreva Capital Corp., a Delaware corporation (“Oreva”), pursuant to which Oreva is to perform certain services for the Successor. Adam E. Levin, the Chief Executive Officer and Chairman of the High Times Group is the principal stockholder of Oreva.

The High Times Group may not achieve its goals and objectives.

While the management of the High Times Group believes that its experience and relationships will moderate this risk to some degree, no representation is made that any aspect of the High Times Group’s expansion projects will be successful.

Targeted markets may not develop as expected.

If a market for the contemplated e-commerce store and contemplated licensing of the High Times brand does not develop, or if products associated with cannabis or other products and services that the High Times Group hopes to establish are not developed or commercialized as the High Times Group expects, or if the High Times Group fails to address the needs of this market, its business will be harmed. The High Times Group may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Security breaches and other disruptions could compromise the information maintained by the High Times Group and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of business, the High Times Group may collect and store sensitive data, including intellectual property, its proprietary business information and that of its customers and business partners, and personally identifiable information of the High Times Group’s customers, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to the business strategy of the High Times Group. Despite the High Times Group’s planned security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise the High Times Group’s network, services and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, and disruption to the High Times Group’s operations and the services it provides to customers. This often times results in a loss of confidence in a company’s products and services, which could adversely affect its ability to earn revenues and competitive position and could have a material adverse effect on the High Times Group’s business, results of operations, and financial condition.

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The products and services that High Times Group hopes to develop will likely result in increased costs.

The High Times Group expects its development costs to increase in future periods as it expands into new areas, and such increased costs could negatively affect its future operating results. The High Times Group expects to continue to expend substantial financial and other resources on its current business operations, including the publication of HIGH TIMES® magazine and related content, and the creation of organized live-event experiences and licensing and branding initiatives. Furthermore, the High Times Group intends to invest in marketing, licensing and product development programs, as well as associated sales and marketing programs, and general administration. These investments may not result in increased revenue or growth in the business. The failure of the High Times Group to materially increase its revenues could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The inability of the High Times Group to effectively control costs and still maintain its business relationships, could have a material adverse effect on its business, results of operations, and financial condition.

It is critical that the High Times Group appropriately align its cost structure with prevailing market conditions to minimize the effect of economic downturns on its operations and, in particular, to build and maintain its user relationships. However, the High Times Group is limited in its ability to reduce expenses due to the ongoing need to continue to invest in research and development. In circumstances of reduced overall demand for the products and services of the High Times Group, its high cost structure could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The inability of the High Times Group to align its cost structure in response to economic downturns on a timely basis could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Conversely, adjusting the cost structure to fit economic downturn conditions may have a negative effect on the High Times Group during an economic upturn or periods of increasing demand for products. If the High Times Group too aggressively reduces its costs, it may not have sufficient resources to capture opportunities for expansion and growth and meet customer demand. The inability of High Times Group to effectively manage resources and capacity to capitalize on periods of economic upturn could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group is unable to accurately predict and respond to market developments or demands, its business, results of operations and financial condition will be adversely affected.

The cannabis industry is characterized by rapidly evolving technology, government regulations and methodologies. This makes it difficult to predict demand and market acceptance for the products and services of the High Times Group. In order to succeed, the High Times Group need to adapt the products it offers in order to keep up with technological developments and changes in consumer needs. The High Times Group cannot guarantee that it will succeed in enhancing its products and services, or developing or acquiring new products or features that adequately address changing technologies, user requirements and market preferences. The High Times Group also cannot assure you that the products and services it offers will be accepted by end users. If the products and services offered by the High Times Group are not accepted by customers, such sources will no long purchase such products and services, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Changes in technologies, industry standards, the regulatory environment and customer requirements, and new product introductions by existing or future competitors, could render the existing products of the High Times Group obsolete and unmarketable, or require the High Times Group to enhance current products or develop new products. This may require it to expend significant amounts of money, time, and other resources to meet these demands. This could strain its personnel and financial resources. Furthermore, many modernization projects deal with customer mission critical applications, and therefore encapsulate risk for the customer.

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The High Times Group may be unable to identify, purchase or integrate desirable acquisition targets. Future acquisitions may not be successful and we may not realize the anticipated cost savings, revenue enhancements or other synergies from such acquisitions.

The High Times Group plans to investigate and acquire strategic businesses with the potential to be accretive to earnings, increase its market penetration, brand strength and its market position or enhancement its existing product offerings. There can be no assurance that the High Times Group will identify or successfully complete transactions with suitable acquisition candidates in the future.

Additionally, if the High Times Group were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or through other arrangements. There can be no assurance that the necessary acquisition financing would be available to the High Times Group on acceptable terms if and when required.

The current owners of the High Times Group acquired the business of the High Times Group in [February 2017 and is in the process of completing the transition to the new ownership. There also can be no assurance that the completed acquisition of THC will be successful. The High Times Group could have difficulty integrating the operations, systems, management and other personnel, technology and internal controls of THC or future acquisitions. These difficulties could disrupt the ongoing business of the High Times Group, distract its management and employees, increase its expenses and could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Matters related to integration may also delay and/or jeopardize strategic initiatives in place to enhance profitability. The High Times Group may also experience an adverse impact on its operations and revenues if acquisition or integration activities disrupt key customer and supplier relationships or if the High Times Group fails to retain, motivate and integrate key management and other employees of acquired businesses. Even if the High Times Group are able to integrate successfully, it may not be able to realize the potential cost savings, synergies and revenue enhancements that may be anticipated from any such acquisition, either in the amount or within the time frame that it expected, and the costs of achieving these benefits may be higher than, and the timing may differ from, what the High Times Group expected. Furthermore, the entities that the High Times Group or the Successor acquire in the future may not maintain effective systems of internal controls, or the High Times Group may encounter difficulties integrating its system of internal controls with those of acquired entities, which could prevent the High Times Group and the Successor from meeting their respective reporting obligations.

In connection with any acquisitions, the High Times Group may acquire liabilities that may not adequately be covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty. Additionally, fees and expenses incurred in connection with any acquisitions could be material. As a result, the High Times Group may be responsible for significant out-of-pocket expenditures and these fees and liabilities, if they materialize, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if the High Times Group’s acquisitions do not yield expected returns, the High Times Group may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect its results of operations.

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Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect the High Times Group’s operating results. The High Times Group may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet the High Times Group’s expectations, its operating results, business and financial position may suffer.

The High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting and will not be required to do so until 2018. If the High Times Group is unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its common stock may be negatively affected.

As a public company, the High Times Group will be required to maintain internal control over financial reporting for the year ending December 31, 2018 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that the High Times Group evaluate and determine the effectiveness of its internal control over financial reporting and, beginning with its annual report for the fiscal year ending December 31, 2018, provide a management report on the internal control over financial reporting, which must be attested to by its independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by The Jumpstart Our Businesses Act of 2012 (the “JOBS Act”). Since the High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting, the High Times Group may have undiscovered material weaknesses. If the High Times Group has a material weakness in its internal control over financial reporting, it may not detect errors on a timely basis and our financial statements may be materially misstated. The High Times Group is in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If the High Times Group identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to assert that our internal control over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of its common stock could be negatively affected, and the High Times Group could become subject to investigations by the stock exchange on which its securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The High Times Group may not be able to effectively manage its growth or improve its operational, financial, and management information systems, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In the near term, the High Times Group intends to expand the scope of its operations activities significantly. If the High Times Group is successful in executing its business plan, it will experience growth in its business that could place a significant strain on its business operations, finances, management and other resources. The factors that may place strain on its resources include, but are not limited to, the following:

●	The need for continued development of financial and information management systems;

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●	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and

●	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage the business.

Additionally, the strategy of the High Times Group could produce a period of rapid growth that may impose a significant burden on its administrative and operational resources. Its ability to effectively manage growth will require the High Times Group to substantially expand the capabilities of its administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the High Times Group will be successful in recruiting and retaining new employees, or retaining existing employees.

The High Times Group cannot provide assurances that its management will be able to manage this growth effectively. Its failure to successfully manage growth could result in its sales not increasing commensurately with capital investments or could otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

We face significant competition across the media landscape, including from magazine publishers, digital publishers, social media platforms, search platforms, portals and digital marketing services, among others, which we expect will continue, and as a result we may not be able to maintain or improve our operating results.

We compete with other magazine publishers for market share and for the time and attention of consumers of print magazine content. The proliferation of choices available to consumers for information and entertainment has resulted in audience fragmentation and has negatively affected overall consumer demand for print magazines and intensified competition with other magazine publishers for share of print magazine readership. We also compete with digital publishers and other forms of media, including, among others, social media platforms, search platforms, portals and digital marketing services. The competition we face has intensified as a result of the growing popularity of mobile devices, such as smartphones and social-media platforms, and the shift in consumer preference from print media to digital media for the delivery and consumption of content, including video content. Social media and other platforms such as Facebook, Twitter, Snapchat, Google and Yahoo! are successful in gathering national, local and entertainment news and information from multiple sources and attracting a broad readership base. News aggregation websites and customized news feeds (often free to users) may reduce our traffic levels by minimizing the need for the audience to visit our websites or use our digital applications directly. Given the ever-growing and rapidly changing number of digital media options available on the Internet, we may not be able to increase our online traffic sufficiently and retain or grow a base of frequent visitors to our websites and applications on mobile devices. In addition, the ever-growing and rapidly changing number of digital media options available on the Internet may lead to technologies and alternatives that we are not able to offer.

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These new platforms have reduced the cost of producing and distributing content on a wide scale, allowing new free or low-priced digital content providers to compete with us and other magazine publishers. The ability of our paid print and digital content to compete successfully with free and low-priced digital content, including video content, depends on several factors, including our ability to differentiate and distinguish our content from free or low-priced digital content, as well as our ability to increase the value of paid subscriptions to our customers by offering a different, deeper and richer digital experience. If we are unable to distinguish our content from that of our competitors or adapt to new distribution methods, our business, financial condition and results of operations may be adversely affected. We derive approximately half of our Revenues from advertising. The continuing shift in consumer preference from print media to digital media, as well as growing consumer engagement with digital media and social platforms, has introduced significant new competition for advertising. The proliferation of new platforms available to advertisers, combined with continuing strong competition from print platforms, has affected both the amount of advertising we are able to sell as well as the rates advertisers are willing to pay. Our ability to compete successfully for advertising also depends on our ability to drive scale, engage digital audiences and prove the value of our advertising and the effectiveness of our print and digital platforms, including the value of advertising adjacent to high quality content, and on our ability to use our brands to continue to offer advertisers unique, multi-platform advertising programs and franchises. If we are unable to demonstrate to advertisers the continuing value of our print and digital platforms or offer advertisers unique advertising programs tied to our brands, our business, financial condition and results of operations may be adversely affected.

We are exposed to risks associated with the current challenging conditions in the magazine publishing industry.

High Times Group has experienced after an increase in 2014 has seen declines in its print and other advertising revenues and circulation revenues due to challenging conditions in the magazine publishing industry. For the years ended December 31, 2016, 2015 and 2014, its print and digital advertising revenues declined 6.4%, 30.6% and increased 68.8%, respectively, as compared to the preceding year despite it having maintained or gained market share in advertising revenues in each of 2016, 2015, and 2014, and its circulation revenues (subscription and newsstand) declined 23.8%, 34.4% and increased 5.9%, respectively, as compared to the preceding year. The challenging conditions and High Times Group’s declining revenues may limit its ability to invest in our brands and pursue new business strategies, including acquisitions, and make it more difficult to attract and retain talented employees and management. Moreover, while High Times Group has reduced its costs significantly in recent years to address these challenges, it will need to reduce costs further and such reductions are subject to risks

. See "-We may experience financial and strategic difficulties and delays or unexpected costs in completing our various restructuring plans and cost-saving initiatives, including not achieving the anticipated savings and benefits of these plans and initiatives."

Our profits may be affected by our ability to respond to recent and future changes in technology and consumer behavior.

Technology used in the publishing industry continues to evolve rapidly, and advances in that technology have led to alternative methods for the delivery and consumption of content, including via mobile devices such as smartphones. These technological developments have driven changes in consumer behavior, especially among younger demographics. Shifts to digital platforms present several challenges to our historical business model, which is based on the production and distribution of print magazines. In order to remain successful, we must continue to attract readers and advertisers to our print products while also continuing to adapt our business model to address changing consumer demand for digital content across a wide variety of devices and platforms.

This adaptation poses certain risks. First, advertising models and pricing for digital platforms may not be as economically attractive to us as in print magazines, and our ability to continue to package print and digital audiences for advertisers could change in the future. Second, it is unclear whether it will be economically feasible for us to grow paid digital circulation to scale. Further, our practice of offering certain content on our websites for free may reduce demand for our paid content. In addition, the increasing adoption of ad-blocking tools could negatively impact the revenues that we generate on our digital platforms.

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The transition from print to digital platforms may also reduce the benefit of important economies of scale we have established in our print production and distribution operations. The scale of our print operations has allowed us to support significant vertical integration in our production, consumer marketing and retail distribution operations, among others, as well as to secure attractive terms with our third-party suppliers, all of which have provided us with significant economic and competitive advantages. As the size of our print operations declines, the advantages of the economies of scale in our print operations may also decline.

Also, the shift to digital distribution platforms, many of which are controlled by third parties, may lead to pricing restrictions, the loss of distribution control, further loss of a direct relationship with advertisers and consumers and greater susceptibility to technological problems or failures in third-party systems as compared to our existing print distribution operations. Further, we may be required to incur significant costs as we continue to acquire new expertise and infrastructure to accommodate the shift to digital platforms, including additional consumer software and digital and mobile content development expertise, and we may not be able to economically adapt existing print production and distribution assets to support our digital operations. If we are unable to successfully manage the transition to a greater emphasis on digital platforms, continue to negotiate mutually agreeable arrangements with digital distributors or otherwise respond to changes in technology and consumer behavior, our business, financial condition and results of operations may be adversely affected.

In addition, the advertising industry continues to experience a shift toward digital advertising. Because rates for digital advertising are generally lower than for traditional print advertising, our digital advertising revenue may not fully replace print advertising revenue lost as a result of the shift. Growing consumer reliance on mobile devices adds additional pressure, as advertising rates are generally lower on mobile devices than on personal computers. If we are unable to effectively grow digital advertising revenues through the development of advertising products that are compelling to both marketers and consumers, our business, financial condition and results of operations may be adversely affected.

If we fail to develop or acquire technologies that adequately serve changing consumer behaviors and support our evolving business needs, our business, financial condition and prospects may be adversely affected.

In order to respond to changing consumer behaviors, we need to invest in new technologies and platforms to deliver content and provide products and services where consumers demand it. If we fail to develop or acquire the necessary consumer-facing technologies or if the technologies we develop or acquire are not received favorably by consumers, our business, financial condition and prospects may be adversely affected. In addition, as our business evolves and we develop new revenue streams, we must develop or invest in new technology and infrastructure that satisfy the needs of the changing business. If we fail to do so, our business, financial condition and prospects may suffer. Further, if we fail to update our current technology and infrastructure to minimize the potential for business disruption, our business, financial condition and prospects may be adversely affected.

Consolidation of the competitors of the High Times Group in the markets in which it operates could place the High Times Group at a competitive disadvantage and reduce its profitability.

The High Times Group operates in an industry which is highly fragmented due to the regulatory environment. However, there may be a trend or competitive advantage in consolidation to acquire value-added assets or scale our operations through its brand recognition. At the same time, such consolidation of its competitors may jeopardize the strength of the position of the High Times Group in one or more of the markets in which the High Times Group operates and any operational advantages or assets that it owns. Losing some of those advantages or assets could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

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If the High Times Group is unable to continually innovate and increase efficiencies, its ability to attract new customers may be adversely affected.

In the area of innovation, the High Times Group must be able to develop new technologies, content and products that appeal to its customers. This depends, in part, on the technological and creative skills of its personnel and on its ability to protect its intellectual property rights. The High Times Group may not be successful in the development, introduction, marketing, and sourcing of new technologies, content or products, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

If the High Times Group is unable to adopt or incorporate technological advances into its content and products, its business could become less competitive, uncompetitive, or obsolete and it may not be able to compete effectively with competitors' products.

The High Times Group expects that technological advances in the processes and procedures for Cannabis cultivation equipment will continue to occur. As a result, there are risks that products that compete with its products could be improved or developed. If the High Times Group is unable to adopt or incorporate technological advances, its products could be less efficient or cost-effective than methods developed and sold by its competitors, which could cause its products to become less competitive, uncompetitive or obsolete, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group

Litigation may adversely affect the business, financial condition, and results of operations of the High Times Group.

From time to time in the normal course of its business operations, the High Times Group may become subject to litigation that may result in liability material to its financial statements as a whole or may negatively affect its operating results if changes to its business operations are required. The cost to defend such litigation may be significant and may require a diversion of resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of its business, regardless of whether the allegations are valid or whether the High Times Group is ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of the insurance coverage of the High Times Group for any claims could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group fails to protect or develop its intellectual property, its business, operations and financial condition could be adversely affected.

Any infringement or misappropriation of intellectual property of the High Times Group could damage its value and limit its ability to compete. The High Times Group may have to engage in litigation to protect the rights to its intellectual property, which could result in significant litigation costs and require a significant amount of management time and attention. In addition, the ability of the High Times Group to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by the High Times Group.

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The High Times Group may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that the High Times Group will have the financial or other resources to enforce its rights or prevent other parties from developing similar technology or designing around its intellectual property.

Although the High Times Group believes that its intellectual property does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or will occur in the future, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The High Times Group is not aware of any infringement by it of any person's or entity's intellectual property rights. In the event that products or services the High Times Group offers or sells are deemed to infringe upon the patents or proprietary rights of others, the High Times Group could be required to modify its products or services or to obtain a license for the manufacture and/or sale of such products or services or cease selling such products or services. In such event, there can be no assurance that the High Times Group would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

There can be no assurance that the High Times Group will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If products or services, or proposed products or services, are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, the High Times Group could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The trade secrets of the High Times Group may be difficult to protect.

The success of the High Times Group depends upon the skills, knowledge, and experience of its scientific and technical personnel, its consultants and advisors, as well as its licensors and contractors. Because the High Times Group operates in several highly competitive industries, it relies in part on trade secrets to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The High Times Group enters into confidentiality or non-disclosure agreements with its corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties’ confidential information developed by the receiving party or made known to the receiving party by the High Times Group during the course of the receiving party's relationship with the High Times Group. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to the High Times Group will be the exclusive property of the High Times Group, and the High Times Group enters into assignment agreements to perfect its rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to the High Times Group. Its trade secrets also could be independently discovered by competitors, in which case the High Times Group would not be able to prevent the use of such trade secrets by its competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

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The High Times Group faces intense competition and many of its competitors have greater resources that may enable them to compete more effectively.

The cannabis information, cultivation and dispensary industry is intensely competitive and the High Times Group expect competition to intensify further in the future. The websites of the High Times Group will be subject to competition for advertisers. The High Times Group will be subject to competition from well-established commercial cannabis information providers, media companies, growers and suppliers that have all necessary government permits. Some of its competitors have greater capital resources, facilities and diversity of product lines, which may enable them to compete more effectively in this market. As a potential supplier of other Cannabis products, the High Times Group competes with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods. These competitors may devote their resources to developing and marketing products that will directly compete with the product lines of the High Times Group. Due to this competition, there is no assurance that the High Times Group will not encounter difficulties in obtaining revenues and market share or in the positioning of its products. There are no assurances that competition in the respective industries in which the High Times Group operates will not lead to reduced prices for its products and services. The inability of the High Times Group to successfully compete with existing companies and new entrants to the market could have a material adverse effect on the business, operations and financial condition of the High Times Group.

Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase such competitors’ ability to successfully market their tools and services. The High Times Group also expect that competition may increase as a result of eventual consolidation within the industry. As the High Times Group develops new products and services, it may begin to compete with companies with which it has not previously competed. The High Times Group may be unable to differentiate its products and services from those of its competitors, or successfully develop and introduce new products and services that are less costly than, or superior to, those of its competitors. This could have a material adverse effect on the business, results of operations and financial condition of the High Times Group.

The future success of the High Times Group will depend on its key executive officers and its ability to attract, retain, and motivate qualified personnel.

The future success of the High Times Group largely depends upon the continued services of its executive officers and management team. If one or more of its executive officers are unable or unwilling to continue in their present positions, the High Times Group may not be able to replace them readily, if at all. Additionally, the High Times Group may incur additional expenses to recruit and retain new executive officers. If any of its executive officers joins a competitor or forms a competing company, the High Times Group may lose some of its potential customers. Finally, the High Times Group does not maintain "key person" life insurance on any of its executive officers. Because of these factors, the loss of the services of any of these key persons could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

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The continuing ability of the High Times Group to attract and retain highly qualified personnel will also be critical to its success because it will need to hire and retain additional personnel as its business grows. There can be no assurance that the High Times Group will be able to attract or retain highly qualified personnel. The High Times Group faces significant competition for skilled personnel in its industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, the High Times Group may not be able to effectively manage or grow its business, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As a result, the value of your investment could be significantly reduced or completely lost.

The consideration being paid to the management or the High Times Group was not based on arms-length negotiation.

The compensation and other consideration paid or being paid by the High Times Group to its management has not been determined based on arm’s length negotiations. While management believes that the consideration is fair for the work being performed, the High Times Group cannot assure that the consideration to management reflects the true market value of its services.

The High Times Group depends on its management but has no key man insurance.

The High Times Group’s business, to date, and for the foreseeable future, will be significantly dependent on its management team, directors and key consultants.

The loss of any one of these individuals could have a material adverse effect on the High Times Group. If the High Times Group lost the services of any one or more of its executive officers or key employees, it would need to devote substantial resources to finding replacements, and until replacements were found, the High Times Group would be operating without the skills or leadership of such personnel, any of which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As previously discussed, the High Times Group currently does not carry “key-man” life insurance policies covering any of these individuals.

There are risks associated with the proposal expansion of the High Times business.

Any expansion plans undertaken by the High Times Group to increase or expand its operations entail risks, which may negatively impact the profitability of the High Times Group. Consequently, investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the High Times Group at that time, and (ii) management of such expanded operations may divert management’s attention and resources away from its existing operations, any of which factors could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group cannot assure investors that its products, procedures, or controls will be adequate to support the anticipated growth of its operations.

The High Times Group may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for the High Times Group to operate our marijuana-related businesses. If any of its bank accounts are closed, the High Times Group may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on its operations and results of operations.

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The High Times Group could become subject to Section 280E of the Code

Section 280E of the Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing such businesses to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues.  Although the Hightimes Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, and therefore does not believe that it is subject to Section 280E of the Code, there is no assurance that the Internal Revenue Services (the “IRS”) may not take a different position, which, if sustained, could materially and adversely affect the future profitability of the High Times Group.

Data Privacy and Security

High Times Group’s business activities are subject to laws and regulations governing the collection, use, sharing, protection and retention of personal data, which continue to evolve and have implications for how such data is managed. In addition, the Federal Trade Commission (the “FTC”) continues to expand its application of general consumer protection laws to commercial data practices, including to the use of personal and profiling data from online users to deliver targeted Internet advertisements. Most states have also enacted legislation regulating data privacy and security, including laws requiring businesses to provide notice to state agencies and to individuals whose personally identifiable information has been disclosed as a result of a data breach.

Similar laws and regulations have been implemented in many of the other jurisdictions in which the High Times Group operates, including the European Union. Recently, the European Union adopted the General Data Protection Regulation (“GDPR”), which is intended to provide a uniform set of rules for personal data processing throughout the European Union and to replace the existing Data Protection Directive (Directive 95/46/EC). Fully enforceable as of May 25, 2018, the GDPR expands the regulation of the collection, processing, use and security of personal data, contains stringent conditions for consent from data subjects, strengthens the rights of individuals, including the right to have personal data deleted upon request, continues to restrict the trans-border flow of such data, requires mandatory data breach reporting and notification, increases penalties for non-compliance and increases the enforcement powers of the data protection authorities. Also, in 2015, the European Court of Justice invalidated the U.S.-E.U. Safe Harbor framework, one of the legal mechanisms through which personal data could be transferred from the European Union to the United States, and the mechanism relied upon by the Company with respect to certain personal data transfers among the Company’s businesses, and between the Company and some of its third-party service providers. The Company has been putting into place, and working with its third-party service providers to implement, alternative legal mechanisms for cross-border personal data transfers.

In response to such developments, industry participants in the U.S., and Europe have taken steps to increase compliance with relevant industry-level standards and practices, including the implementation of self-regulatory regimes for online behavioral advertising that impose obligations on participating companies, such as the High Times Group, to give consumers a better understanding of advertisements that are customized based on their online behavior. High Times Group continues to monitor pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments, including any changes required in the Company’s data privacy and security compliance programs.

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We are an emerging growth company and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because it will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for its Common Stock and its stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which it has total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which it issues more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this proxy statement.

ADDITIONAL RISKS RELATED TO THE CANNABIS INDUSTRY

Federal Law Prohibits the Use of Cannabis and our Business is Dependent on the Growth of the Cannabis Industry.

Under the federal Controlled Substances Act ("CSA"), Cannabis is deemed to be a Schedule 1 narcotic that has no medical benefit. Therefore, a range of activities including cultivation and the personal use of Cannabis (including Cannabis infused products) is prohibited and is a criminal offense. Unless and until Congress amends the CSA with respect to medical Cannabis, as to the timing or scope of any which amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of political philosophy, Congressional activity, judicial interpretations, and stated federal policy remains uncertain. Although the Company does not cultivate, sell or distribute Cannabis or marijuana infused products, and has no present intention to do so, our business and business prospects depends, in large measure, on the anticipated growth of the Cannabis industry.

If the Trump administration and federal agencies adopt a policy of stricter enforcement of the CSA, it could likely have a material and adverse affect on our planned business growth and prospects.

The Cannabis industry is extremely speculative and its legality is uncertain.

The possession, consumption, production and sale of Cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions that have not passed legislation to the contrary.

While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for Cannabis and related products will emerge for the Company. Our business plan is based on the premise that Cannabis legalization will expand, that consumer demand for Cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for Cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. Such demand is viewed as a positive development for the High Times Group, as an information and media content provider within the Cannabis industry. There is no assurance that this premise will prove to be correct, will be accretive to our earnings or that we will be profitable in the future. Investors in this Company may lose their investment in it.

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The Cannabis industry is extremely speculative and its legality is uncertain.

The possession, consumption, production and sale of cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions that have not passed legislation to the contrary. A number of states have decriminalized cannabis to varying degrees and other states have created exemptions specifically for medical cannabis. Six states, Delaware, Oregon, Alaska, Washington, Nevada and Massachusetts have legalized the recreational use of cannabis, and California will legalize the recreational use of cannabis in January 2018. Variations exist among states that have legalized, decriminalized, or created medical cannabis exemptions.

n most states, the cultivation of cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis may indirectly and adversely affect our business and our revenue and profits.

While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for cannabis and related products will emerge for the Company. Our business plan is based on the premise that cannabis legalization will expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future.

Enforcement of federal law under the CSA by the Department of Justice and the Trump administration may negatively impact our ability to pursue our prospective business operations and/or generate revenues.

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice ("DOJ") issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

Under the Trump administration, the enforcement of Federal laws under CSA may be “stepped up”, subsequently reversing course on the former Obama administration policies towards the Federal regulation of cannabis. If the new administration seeks to enforces Federal laws to regulate the commercial sale of cannabis to the detriment of such states that have passed medical or recreational marijuana laws then our future and potential business prospects may become more challenging due to, among other reasons, policies advanced by the current or any new presidential administration, federal agencies, new marijuana legislation passed by Congress. If pricing and regulatory changes pressure our current customer or future customer base in the cannabis industries our revenue generating ability may be adversely impacted.

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We may become subject to adverse findings by federal or state agencies.

The High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, that have been used and sold at our Cannabis Cup Events since 2010. Notwithstanding our efforts to ensure compliance with all applicable laws, rules and regulations at these events, it is possible that we may be accused by federal or state agencies of violating certain laws or regulations that involve the use of cannabis. An adverse finding could have a material adverse impact on our business and future prospects.

Cannabis is not legal to produce or distribute in the U.S. under federal law and is subject to a "zero tolerance" policy as a controlled substance under the U.S. Controlled Substances Act.

In certain states, the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), although states are resistant to allow the cultivation of Cannabis due to resistance from the U.S. Department of Drug Enforcement Agency and prohibitions of federal law.

While the High Times Group is does not engage in the production or distribution of Cannabis or any such other controlled substances governed under the U.S. Controlled Substances Act, the High Times Group has previously been and may continue to be the subject of a federal government investigation or department “matter” into the business and affairs of the High Times Group’s business segments.

For example, on February 16, 2017 the United States Attorney’s Office for the District of Nevada issued a letter to the Moapa Indian Reservation, a third-party venue operator for our March 2017 Las Vegas Cannabis Cup and owner of the land of the Moapa Band of Paiutes (the “2017 DA Letter”). The 2017 DA Letter issued, in part, a warning to the Moapa Indian Reservation that it’s leasing of the venue property for purposes of hosting the High Times Group’s March 2017 Cannabis Cup may be a violation of federal law under Controlled Substances Act. The U.S. Attorney’s office took the position that any reliance on the Cole Offering Circular or such factor test under the Cole Offering Circular does not preclude the U.S. Attorney’s office from conducting a federal investigation of a matter or further prosecution of such a matter pursuant to a violation of federal law. Following the issuance of the 2017 DA Letter, the High Times Group and the venue operator decided to proceed with the production and presentation of Cannabis Cup event in Nevada on March 4-5. Further, the High Times Group issued an explicit instruction to all vendors, guests, performers and attendees of the March 2017 Las Vegas Cannabis Cup that the High Times Group does not condone the illegal sale of drugs covered under the Controlled Substance Act and that all parties are required to comply with applicable law concerning the distribution of Cannabis in any amount at such an event. These explicit instructions continue to be a basis of our internal policies and rules and continues to be issued to all parties and participants of our Cannabis Cup Events.

We believe that regardless of our Company’s internal policies, rules and enforcement thereof to maintain compliance with federal laws, our Live Production and Events segment may be exposed, from time to time, to the illegal sale of narcotics (including Cannabis) covered under the Controlled Substance Act. We believe that there can be no guarantee that our customers will follow state and/or federal laws as well as the regulations or the internal policies of our business. As a result, violations of our internal policies or applicable laws and regulations of the state and federal governments may occur, from time to time, and may stem from violations committed by our trade vendors and/or audience members attending our Cannabis Cup Events.

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Variations in state and local regulation and enforcement in states that have legalized medical Cannabis that may restrict Cannabis-related activities, including activities related to medical Cannabis may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized Cannabis to varying degrees, other states have created exemptions specifically for medical Cannabis, and several have both decriminalization and medical laws. Six states, Delaware, Oregon, Alaska, Washington, Nevada and Massachusetts have legalized the recreational use of Cannabis and California will permit the recreational use of Cannabis in January 2018. Variations exist among states that have legalized, decriminalized, or created medical Cannabis exemptions. For example, Delaware has limits on the number of Cannabis plants that can be homegrown. In most states, the cultivation of Cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical Cannabis needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of Cannabis may indirectly and adversely affect our business and our revenue and profits.

Risks Relating to the Offering

The Determination of the Offering Price of the Class A Common Stock May Not Reflect the Value of the Company.

The $21.25 per share Offering Price of the Class A Common Stock in this CF Offering and the proposed $11.00 per share Offering Price of the Class A Common Stock in the proposed Reg. A+ Offering has been arbitrarily determined by the Company and is not based on book value, assets, earnings or any other recognizable standard of value. No assurance can be given that our Class A Common Stock, or any portion thereof, could be sold for the Offering Price or for any amount. If profitable results are not achieved from the Company’s operations, of which there can be no assurance, the value of the Class A Common Stock sold pursuant to this Offering could fall below the Offering Price and the Class A Common Stock could become worthless.

This Offering has not reviewed by independent professionals.

We have not retained any independent professionals to review or comment on this Offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such counsel nor any other counsel has made, on behalf of the investors, any independent examination of any factual matters represented by management herein. Therefore, for purposes of making a decision to purchase our Shares, you should not rely on our counsel with respect to any matters herein described. Prospective investors are strongly urged to rely on the advice of their own legal counsel and advisors in making a determination to purchase our Shares.

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Risk Relating to Our Common Stock

No Assurance that dividends will be paid by the Company.

Payment of cash distributions on the Class A Common Stock is within the discretion of the Company’s Board of Directors and management and will depend upon the Company's future earnings, its capital requirements and financial condition, and other relevant factors. At the present time, the Company’s management intends to reinvest earnings in the Company, the purpose of which is to increase the potential for long-term profitability and enterprise value of the Company and increase cash reserves where possible. The Company does not intend to declare any dividends unless funds are legally available and the Company’s management has determined, in its sole discretion, that dividends should be paid. There can be no guarantees that dividends will ever be paid by the Company.

Our principal shareholders own voting control of the Company and, indirectly, the Trans-High Group.

After giving effect to our recent stock split, our current officers, directors, founders and principal shareholders currently own a total of 24,684,306 shares of our Class A Common Stock or approximately 57.41% of the total issued and outstanding capital stock of the Company. Our principal shareholders will continue to own a majority (57.14%) of our outstanding voting shares assuming that all 47,059 shares of Class A Common Stock are issued pursuant to this Offering. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock. This concentration of ownership may not be in the best interests of all of our shareholders.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Class A Common Stock.

Our Class A Common Stock would be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell.

Our shares of Class A Common Stock are considered to be “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

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The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

●	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

External Economic Factors May have a Material Adverse Impact on the Company’s Business Prospects.

Success can also be affected significantly by changes in local, regional and national economic conditions. Factors such as inflation, labor, energy, real estate costs, the availability and cost of suitable employees, fluctuating interest rates, state and local laws and regulations and licensing requirements and increased competition can also adversely affect the Company.

The foregoing risk factors are not to be considered a definitive list of all the risks associated with an investment in our Shares. This Memorandum contains forward-looking statements that are based on our current expectations, assumptions, estimates, and projections about our business, our industry, and the industry of our clients. When used in this Memorandum, the words "expects," anticipates," "estimates," "intends," "believes" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this Memorandum should be read as being applicable to all related forward-looking statements wherever they appear in this Memorandum.

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OWNERSHIP OF OUR CAPITAL STOCK

The following table shows the beneficial ownership of our Common Stock (including both our Class A and (assuming conversion of all $28,500,000 of Sellers Purchase Notes) our Class B shares of Common Stock) as of the date of this Offering Circular held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers as a group and (iv) each person (giving pro-forma effect to the acquisition of the High Times Group) known to us to be the beneficial owner of more than 5% of any class of our shares before giving effect to the sale of all 200,000 shares of Class A Common Stock offered by the Company in the CF Offering and all 1,818,182 shares of class A Common Stock offered by the Company in this proposed Reg A+ Offering, and (b) after giving effect to the sale of all 2,018,182 shares of Class A Common Stock offered for by the Company in both the CF Offering and this Reg A+ Offering for gross proceeds of $21,000,000; in each case, assuming all such shares are sold.

As of the date of this Offering Memorandum, there were 43,000,000 shares of our Class A Common Stock and no shares of our Class B Common Stock issued and outstanding. As at the date of completion of this CF Offering, a total of 43,47,059 shares of our Common Stock will be outstanding, 2,102,070 shares of Class A Common Stock are issuable upon conversion of outstanding Purchase Notes, and an additional 6,027,548 shares of Common Stock are issuable upon exercise of outstanding stock options and warrants.

Upon qualification by the SEC of our Form 1-A and related Offering Circular in connection with our Reg A+ Offering, Hightimes Holding will consummate a 1-for-2.112 reverse stock. If all 1,818,182 shares of Class A Common Stock offered for by the Company in the Reg A+ Offering for gross proceeds of $20,000,000 are sold, and assuming the mandatory conversion of all $28,500,000 of Sellers Purchase Notes at $10.65 per share into 2,102,070 shares of Class A Common Stock and Class B Common Stock, the total number of outstanding shares of our Class A Common Stock will be increased to approximately 24,948,783 shares of Common Stock (both voting Class A Common Stock and non-voting Class B Common Stock), excluding up to 1,171,684 additional shares of Class A Common Stock issuable upon exercise of warrants and 1,792,732 shares of Class A Common Stock issuable under stock options that have been granted.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

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	Current		After Offering *
Name and Address (1)	Common Stock	Percent Owned	Common Stock	Percent Owned
Directors and Officers:
Adam E. Levin (2)	6,323,026	14.70%	6,323,026	14.64%
David Peck (3)	0	0.00%	0	0.00%
Stormy Simon (4)	0	0.00%	0	0.00%
David Newberg (5)	0	0.00%	0	0.00%
Colleen Manley (6)	1,512,138	3.52%	1,512,138	3.50%
Eleanora Kennedy (7)	4,819,944	11.21%	4,819,944	11.16%
Justin Ehrlick (8)	1,623,642	3.78%	1,623,642	3.76%

All Directos and names executive offcers as a group (7 persons)	14,278,750	33.21%	14,278,750	33.05%

Greater than 5% Beneficial Owners:
AEL Irrevocable Family Trust (2)	5,682,747	13.22%	5,682,747	13.15%
Judith Baker (9)	5,576,013	12.97%	5,576,013	12.91%
Eleanora Kennedy (7)	4,819,944	11.21%	4,819,944	11.16%
Roma Ventures, LLC (10)	2,557,236	5.95%	2,557,236	5.92%
James Bailey	2,272,307	5.28%	2,272,307	5.26%

(*)	Assumes the sale of all 47,059 shares of Class A Common Stock offered in the CF Offering.

(1)	The officers and directors provide services at the business address of the Company. Address is c/o Hightimes Holding Corp., 10990 Wilshire Blvd, Penthouse, Los Angeles, CA 90024.
(2)	Includes all shares of Class A Common Stock owned by the AEL Irrevocable Trust, and Adam Levin Living Trust. Mr. Levin disclaims beneficial interest in all of the shares owned by the AEL Irrevocable Trust in which Edwin Hur, Trustee has sole voting and dispositive power. Does not include 1,217,732 shares of Class A Common Stock issuable under stock options granted to Mr. Levin that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as he shall remain an officer of Hightimes Holding.
(3)	Does not include 121,773 shares of Class A Common Stock issuable under stock options granted to Mr. Peck that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as he shall remain an officer of Hightimes Holding.
(4)	Does not include 0 shares of Class A Common Stock issuable under stock options granted to Ms. Simon that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as she shall remain an officer of Hightimes Holding.
(5)	Does not include 121,773 shares of Class A Common Stock issuable under stock options granted to Mr. Newberg that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as he shall remain an officer of Hightimes Holding.
(6)	Consists of 945,085 shares of Class A Common Stock held by Eggluftstein Trust in which Ms. Manley is sole trustee and 567,053 shares of Class A Common Stock held by Approved Trust 1 in which Ms. Manley is a co-trustee. Ms. Manley has sole voting and dispositive power over the shares held by the Candlelight Trust and Ms. Manley and her co-trustee have sole voting and dispositive power over the shares held by the Approved Trust 1.

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(7)	Represents shares of Class A Common Stock owned by the Michael Kennedy Trust in which Eleanora Kennedy is the Trustee, with sole voting and dispositive power.
(8)	Represents shares of Class A Common Stock owned by Red Investments, LLC in which Justin Ehrlich is the managing member.
(9)	Consists of shares of Class A Common Stock owned individually by Ms. Baker and shares of Class A Common Stock held by Candlelight Trust in which Ms. Baker Manley is sole trustee.
(10)	Represents shares of Class A Common Stock held by Roma Ventures LLC. Israel Maxx Abramowitz is the sole member of Roma Ventures and is the step-brother of Adam E. Levin. Mr. Levin disclaims any legal or beneficial interest in the shares held by Roma Ventures.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock as provided in Hightimes Holding’s certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see such certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to this Offering Circular.

General

The Certificate of Incorporation of Hightimes Holding, as amended, provides that our authorized capital stock consists of 110, 000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, each with a par value of $0.0001 per share. An aggregate of 100,000,000 shares of Common Stock are designated as Class A voting Common Stock (“Class A Common Stock”) and 10,000,000 shares of Common Stock are designated as Class B non-voting Common Stock (“Class B Common Stock”). On December __, 2017, Hightimes Holding consummated a 1.9308657- for-one forward stock split of the 10,593,468 shares of Class A Common Stock that were issued and outstanding prior to the date of this Offering Memorandum, resulting in an increase of our outstanding Class A Common Stock to 43,000,000 shares and a valuation of the Hightimes Group before this offering of $215,000,000, based on the $5.00 offering price of the 47,059 CF Shares offered hereby. The 10,000,000 shares of authorized preferred stock may be issued in one or more series containing such rights, preferences and privileges as the Hightimes Holding Board of Directors may, from time to time, designate (“Preferred Stock”). No shares of Preferred Stock have been issued.

A description of the material terms and provisions of our Certificate of Incorporation, as amended, affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated Certificate of Incorporation which is attached to this Offering Memorandum as Exhibit A

Common Stock

Hightimes Holding has two classes of Common Stock authorized, issued and outstanding as of the date of this Offering Circular: Class A Common Stock and Class B Common Stock. Holders of these two series of Common Stock have equal rights, powers and privileges, except that the Class B Common Stock is non-voting and only holders of Class A Common Stock are entitled to vote.

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As of the date of this Offering Circular, after giving effect to our forward stock split, Hightimes Holding had 43,000,000 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding.

Voting

The holders of Class A Common Stock are entitled to one vote per share held at all meeting of shareholders (an written actions in lieu of a meeting) and holders of Class B Common Stock are not entitled to any vote on any matter requiring the affirmative vote or consent of stockholders of the Company, including without limitation, the election of directors and for all other corporate purposes, except as required under the Delaware General Corporate Law.

There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to Hightimes Holding’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Currently, no shares of Preferred Stock have been designated or issued.

2017 Equity Incentive Plan

Under the 2017 Hightimes Holding Incentive Stock Option Plan an aggregate of approximately 6,100,000 shares of Class A Common Stock are authorized for issuance. On November 15, 2017, the board of directors of Hightimes Holding issued a total of 3,653,194 stock options, of which 1,217,730 options were granted to Adam E. Levin and the balance of the stock options were granted to other executive officers and directors of Hightimes Holding and employees of the Hightimes Group. All options granted are exercisable at $4.01 per share as per the Company’s 409A valuation dated September 1, 2017. So long as the holder of the options remain as an officer or director of Hightimes Holding, the options vest over a period of three years, to the extent of one-third of all granted options as of November 15, 2018 (the first anniversary of the date of grant) and thereafter on a quarterly basis over the remaining eight quarters. At such time as the option holder ceases to be an officer or director of Hightimes Holding, such person must exercise his or her option within six months following termination of employment or services as a director

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We have not registered the Plan, or the shares subject to issuance thereunder, pursuant to the Securities Act. Absent registration, such shares, when issued upon exercise of options, would be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Administration of the Plan is by our board of directors (the “Board of Directors”) or a committee appointed by the Board of Directors which consists of one (1) or more members (the “Committee”). To date, no such Committee has been appointed, and the Board has elected to administer the Plan itself.

Exclusive Venue

Our amended and restated certificate of incorporation, as it will be in effect upon the closing of this Offering, will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law

Our certificate of incorporation and bylaws, as they will be in effect upon consummation of this Offering, also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

NOL Protective Provisions. Our amended and restated certificate of incorporation will contain provisions (the “NOL Protective Provisions”) intended to prevent certain future transfers of our capital stock which could adversely affect the ability of FCCG and us to use FCCG’s tax net operating loss carryforwards (“NOLs”) for federal and state income tax purposes and certain income tax credits. The NOL Protective Provisions will generally restrict any person or entity from attempting to transfer (which includes sales, transfers, dispositions, purchases and acquisitions) any shares of our Common Stock (or options, warrants or other rights to acquire our Common Stock, or securities convertible or exchangeable into our Common Stock), to the extent that such transfer would (i) create or result in an individual or entity (a “Prohibited Person”) becoming either a “5-percent shareholder” of our Common Stock as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Treasury Regulations (“Section 382”), or the beneficial owner (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our Common Stock or (ii) increase the stock ownership percentage of any existing Prohibited Person. The NOL Protective Provisions does not restrict transfers that are sales by a Prohibited Person, although they would restrict any purchasers to the extent that the purchaser is or would become a Prohibited Person. A committee of our board of directors comprised solely of independent directors would have the discretion to approve a transfer of stock that would otherwise violate the NOL Protective Provisions. In deciding whether to grant a waiver, the committee may seek the advice of counsel and tax experts with respect to the preservation of federal and state tax attributes pursuant to Section 382.

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Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. Our amended and restated certificate of incorporation will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation will provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

In addition, in our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person, and would include FCCG.

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Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the consummation of this Offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of FAT Brands Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See “—Exclusive Venue” above.

Dividend Policy

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

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Dilution

The investor’s stake in a company could be diluted when a company issues additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller percentage of a larger company. This increase in the number of shares outstanding could result from any one of the Origo Merger, a stock offering (including the proposed Reg A+ Offering, an initial public offering, another crowdfunding round, a venture capital round or angel investment), employees exercising stock options, or by conversion of certain instruments, such as convertible preferred shares, options or warrants, into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into our Company).

If you are making an investment expecting to own a certain percentage of Hightimes Holding or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Transferability of Securities:

Our stock is not currently traded on any stock exchange. There will not be a public market for the stock. Our Bylaws place restrictions on the ability to transfer or sell the stock to third parties. As a result, you may not be able to sell your stock at the time you desire and any sale may be at a substantial discount. Because the stock is being sold in accordance with exemptions from the registration and/or qualification requirements of federal and state securities laws, resale or further transfer of the stock is highly restricted by such securities laws which an investor desiring to resell or transfer his/her/its securities must fully comply with and pay all of the costs associated with. We cannot assure you that the stock will ever appreciate in value to the point where, even if the stock were sold at a substantial discount, you would receive the price you paid for your Stock.

Without limiting the generality of the above, investors may not make any disposition of their stock unless (i) there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement, (ii) the disposition is made to an “accredited investor” as defined in Section 501 of the Securities Act, and also in compliance with Rule 144 or Rule 701 of the Securities Act, (iii) such disposition is to the Company, (iv) to a revocable trust for the benefit of the transferring investor and/or his or her spouse, parents, lineal descendants or legally adopted children, or (v) upon the death of the investor, to such investor’s spouse, parents, lineal descendants or legally adopted children.

The stock is being offered pursuant to exemptions from the registration requirements of the Securities Act, and must be held indefinitely unless the stock is subsequently registered under the Securities Act or an exemption from such registration is available and state securities laws are complied with. The Company is under no obligation to register the stock under the Securities Act or qualify such shares under any state securities laws. Share certificates will bear appropriate legends with respect to these restrictions.

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FINANCIAL STATEMENTS AND FINANCIAL CONDITION; MATERIAL INDEBTEDNESS

Financial statements

The audited financial statements for Hightimes Holding as at December 31, 2016 and for the period of inception to December 31, 2016, the consolidated audited financial statements of the THC Group as at December 31, 2015 and 2016 and for the two fiscal years then ended, and the unaudited consolidated financial statements for the Hightimes Group as at June 30 2017 and for the six months then ended are attached to this Offering Memorandum as Exhibit B.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled, “Forward-Looking Statements” and “Risk Factors” in this offering circular.

 Overview

Hightimes Holding was formed as a Delaware corporation in December 2016. The Company was formed to acquire 100% of the common stock of Trans-High Corporation.

On March 1, 2017, the Company acquired 100% of the issued and outstanding common stock of Trans-High Corporation (“THC”) and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively “High Times Group”).

THC was Originally founded in 1974 as a print magazine publication, Trans-High Corporation, a New York Corporation, doing business as “HIGH TIMES”® has evolved from a print magazine into a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry. Its core properties, including its High Times and Cannabis Cup brands, are delivered to an audience within markets of the Cannabis industry.

The High Times Group delivers its content to consumers across a variety of distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. The High Times Group believes that the increasing number of media choices and formats will allow us to continue to deliver its content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize its content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

The High Times Group’s operations are organized into four reporting segments: (i) festivals events and competitions, including live events and productions, including its Cannabis Cup®; (ii) publishing and print advertising, including the publication of our monthly High Times Magazine®; (iii) e-Commerce; and (iv) licensing and branding, including co-sponsorship and strategic partnership arrangements.

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Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2017. The balance sheet as of December 31, 2016 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the High Times Group’s consolidated financial statements and notes thereto. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Trans-High Corporation (“THC”) and the wholly owned subsidiaries of THC, consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. All intercompany transactions have been eliminated.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

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Summary Financial Data:

(000’s Thousands)

	For Six Months Ended June 30,	For Fiscal Year Ended December 31,
	2017 (Unaudited)	2016 (Audited)	2015 (Audited)
Total Assets:	$3,909	$3,401	$1,907
Cash & Equivalents	1,617	1,456	1,070
AR	976	636	115
AP & Accrued Liabilities	2,793	2,127	1,205
Short Term Debt	13,170	2,602	23
Long Term Debt	24,015	25	52

Revenues	10,131	14,608	18,101
Cost of Goods	6,455	7,796	5,856
Operating Expenses	10,893	9,618	12,653
Net Operating Loss	(7,217)	(2,806)	(408)
Other Expenses	(2,379)	(120)	165
Net Loss	(9,596)	(2,926)	(287)

Statement of Operations

For the Six Months Ended June 30, 2017 Compared with the Six Months Ended June 30, 2016 (000’s thousands):

Revenues

(in thousands 000’s)	For The Six Months Ended June 30, 2017	For The Six Months Ended June 30, 2016	Net Change $	Net Change %

Revenue by Type
Festivals, events, competitions	$8,206	$7,394	$812	11.0%
Publishing and advertising	$1,863	$2,490	$(627)	-25.2%
Merchandising and branding	$62	$0	$62	100.0%
Total Revenue	$10,131	$9,884	$247	2.5%

Revenue by Geographical Location
US Domestic Revenue	$9,932	$9,884	$48	0.5%
International Revenue	$199	$0	$199	100.0%
Total Revenue	$10,131	$9,884	$247	2.5%

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Total Revenue

Total revenues increased by $247, or 2.5%, to $10,131 for the six months ended June 30, 2017 from $9,884 for the six months ended June 30, 2016. U.S. and international revenues comprised 98% and 2% of total revenues for the six months ended June 30, 2017, respectively, compared to 100% and 0% for the six months ended June 30, 2016, respectively.

Total festival, events, and competition revenues increased by $812, or 11.0%, to $8,206 for the six months ended June 30, 2017 from $7,394 for the six months ended June 30, 2016. Total festival revenue represented 81% and 75% of total revenues for the six months ended June 30, 2017 and 2016, respectively. Total festival revenues for the six months ended June 30, 2017 were comprised of U.S. revenues of $8,007 or 98% of total festival revenues, and international revenues of $199, or 2% of total festival. Total festival revenues for the six months ended June 30, 2016 were comprised of U.S. revenues of $9,884, or 100% of total festival revenues, and zero international revenues for festivals. The increase in festival revenues was from an increase in the number of events and increase in the size compared to the events held in the prior year for the same period.

Publishing and advertising revenues showed a decrease of $627, or 25.2% to $1,863 for the six months ended June 30, 2017, from $2,490 for the six months ended June 30, 2016 primarily as a result of lower newsstand revenue and lower advertising revenue on the print and website.

Merchandising and branding revenue showed an increase of $62, or 100% to $62 for the six months ended June 30, 2017, from no revenue recorded for the six months ended June 30, 2016 due to delays in licensing statements being received.

Revenue by Geographical Location

U.S. revenues increased by $48, or 0.5%, to $9,932 for the six months ended June 30, 2017 from $9,884 for the six months ended June 30, 2016 due to an increase in events and size of them offset the reduction in publishing and advertising revenue.

International revenues increased by $199, or 100%, to $199 for the six months ended June 30, 2017 from no revenues reported for the six months ended June 30, 2016. There were no international events staged in 2016.

Cost of revenues

Our costs of revenues were composed of the following amounts:

(in thousands 000’s)	For The Six Months Ended June 30, 2017	For The Six Months Ended June 30, 2016	Net Change $	Net Change %

Festivals, events, competitions	$5,924	$5,353	$(571)	-10.7%
Publishing and advertising	$531	$859	$328	38.2%
Total Cost of Revenue	$6,455	$6,212	$(243)	-3.9%

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The cost of revenues increased by $243, or 3.9%, to $6,455 for the six months ended June 30, 2017 from $6,212 for the six months ended June 30, 2016. Expressed as a percent of revenues, cost of revenues was 63.7% and 62.8% for the six months ended June 30, 2017 and 2016, respectively. The total cost of revenues increased (3.9% increase) at a slightly higher rate than revenues increased (2.5% increase) for the six months ended June 30, 2017 as compared to the six-month ended June 30, 2016 which increased cost of revenue as a percent of revenue, and lowering the gross profit margin for the period.

Festival, events, competitions costs as a percentage of revenues were 58.5% and 54.2% for the six months ended June 30, 2017 and 2016, respectively. The increase in actual festival costs were driven by higher talent and venue costs to make the events more competitive and attract larger and broader audiences. The smaller increase in revenues combined with an overall increase in costs caused the event costs as a percent of revenues to increase. The gross profit for the segment increased 11.8% from $2,041 to $2,282 for the six months ended June 30 2016 and 2017, respectfully due to higher growth in revenues then the growth in costs. The gross margin had a slight increase from 27.6% to 27.8% for the six months ended June 30 2016 and 2017, respectfully.

Publishing and advertising costs as a percentage of revenues were 5.2% and 8.7% for the six months ended June 30, 2017 and 2016, respectively. Overall the actual costs of publishing decreased from costs savings and lower distribution fees by $328, or 38.2%. The gross profit for the segment decreased 18.3% from $1,631 to $1,332 for the six months ended June 30 2016 and 2017, respectfully due to lower revenues. The gross margin increased from 65.5% to 71.5% for the six months ended June 30 2016 and 2017, respectfully due to higher decrease in cost as a percent compared to the decrease as a percent in revenues.

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Operating expenses

Our Operating expenses are composed of the following:

(in thousands 000's)	For The Six Months Ended June 30, 2017	For The Six Months Ended June 30, 2016	Net Change $	Net Change %

Marketing and advertising	$165	$189	$24	12.7%
Professional fees	$7,510	$826	$(6,684)	-809.2%
General and administrative	$3,218	$4,021	$803	20.0%
Total Operating Costs	$10,893	$5,036	$(5,857)	-116.3%

Totals include depreciation expense of $115, and $36 for the six months ended December 31, 2017, and 2016, respectively.

Operating expense increased by $5,857, or 116%, to $10,893 for the six months ended June 30, 2017 from $5,036 for the six months ended June 30, 2016. Expressed as a percent of revenues, Operating expenses increased to 107% for the six months ended June 30, 2017 from 51.0% for the six months ended June 30, 2016. The increase is due to a one-time equity compensation charge of $6,689. Adjusting for this one-time charge total operating costs would be $4,204 for the six months ended June 30, 2017, which would have been a $823, or 16.5% decrease from the $5,036 recorded for the six months ended June 30, 2016.

Marketing and advertising expense decreased by $24, or 12.7% to $165 for the six months ended June 30, 2017 from $189 for the six months ended June 30, 2016. The Company has continued to better align marketing and advertising expenses with the level of revenues of each area, and was able to reduce costs while still supporting higher overall revenues. Expressed as a percentage of revenues, marketing and advertising decreased to 1.6% for the six months ended June 30, 2017 compared to 1.9% for the six months ended June 30, 2016.

Professional fees increased by $6,684, or 809%, to $7,510 for the six months ended June 30, 2017 from $826 for the six months ended June 30, 2016. The increase in professional fees is due to a stock grant that created a $6,689 non-cash equity compensation charge to the books. Adjusting professional fees for this one time charge the costs would be $821 for the six months ended June 30, 2017 a small decrease of $5 from the same period as last year.

General and administrative expenses decreased by $803, or 20.0%, to $3,218 for the six months ended June 30, 2017 from $4,021 for the six months ended June 30, 2016. The decrease in general and administrative expense was the result of lower payroll costs and a general reduction in related costs due to fewer employers including benefit costs and travel and entertainment. The Company’s continued focus on cost-management efforts on controlling basic operating costs during the transition resulted in a decrease in costs most of the general and administrative accounts. Expressed as a percent of revenues, general and administrative expense decreased to 31.8% for the six months ended June 30, 2017 from 40.7% for the six months ended June 30, 2016.

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Depreciation expense

Depreciation expense increased by $79, or 219% to $115 for the six months ended June 30, 2017 from $36 for the six months ended June 30, 2016. The increase was due to additional capital expenditures placed into service mid to late in the year ended December 31, 2016 causing on going depreciation expense to increase.

Operating Loss from continuing operations

Our net operating loss increased $5,853, or 429%, to $7,217 for the six months ended June 30, 2017 as compared to a $1,364 loss for the six months ended June 30, 2016. Operating net loss margin increased to 71.2% for the six months ended June 30, 2017, from 13.8% for the six months ended June 30, 2016. The increase in the net operating loss as a percent of revenue on higher revenues was primarily due to the one-time equity compensation charge of $6,689. Adjusting for the one-time charge the net operating loss would be $528 for the six months ending June 30, 2017, a decrease in the loss reported for the six months ended June 30, 2016 of $836, or 61.3% decrease.

Interest expense, net

Our net interest expense, increased $2,094 to $2,145 for the six months ended June 30, 2017 as compared to $51 for the six months ended June 30, 2016. There was an increase in total new interest-bearing loans as part of the period transaction in acquiring Trans-High Corporation, that was only partly offset in the retiring of prior year loans.

Finance charges

Finance charges were $242 for the six months ended June 30, 2017 as compared to none recorded for the six months ended June 30, 2016. These new charges were related to the new debt that was taken out for the Trans-High Corporation acquisition, that also caused the increase in increased interest expense.

Other Income

Other income increased by $4, or 100% to $8 for the six months ended June 30, 2017, as compared to $4 for the six months ended June 30, 2016. The increase was due primarily to service billing that is unrelated to the Company’s normal operations.

Net loss

Our net loss increased by $8,176 to a net loss of $9,596 for the six months ended June 30, 2017, as compared to a net loss of $1,420 for the six months ended June 30, 2016. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

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Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015

(000 Thousands)

Revenues

(in thousands 000's)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %

Revenue by Type
Festivals, events, competitions	$9,938	$13,111	$(3,173)	-24.2%
Publishing and advertising	$4,303	$4,548	$(245)	-5.4%
Merchandising and branding	$367	$442	$(75)	-17.0%
Total Revenue	$14,608	$18,101	$(3,493)	-19.3%

Revenue by Geographical Location
US Domestic Revenue	$14,604	$17,463	$(2,859)	-16.4%
International Revenue	$4	$638	$(634)	-99.4%
Total Revenue	$14,608	$18,101	$(3,493)	-19.3%

Total Revenue

Total revenues decreased by $3,493, or 19.3%, to $14,608 for the year ended December 31, 2016 from $18,101 for the year ended December 31, 2015. U.S. and international revenues comprised 100% and 0% of total revenues for the year ended December 31, 2016, respectively, compared to 96.5% and 3.5% for the year ended December 31, 2015, respectively.

Total festival, events, and competition revenues decreased by $3,173, or 24.2%, to $9,938 for the year ended December 31, 2016 from $13,111 for the year ended December 31, 2015. Total festival revenue represented 68% and 72% of total revenues for the years ended December 31, 2016 and 2015, respectively. Total festival revenues for the year ended December 31, 2016 were comprised of U.S. revenues of $9,934 or 99% of total festival revenues, and international revenues of $4, or 1% of total festival. Total festival revenues for the year ended December 31, 2015 were comprised of U.S. revenues of $12,473, or 95% of total festival revenues, and international revenues of $638, or 5% of total festival revenues. The decrease in festival revenues was from a reduction in the number of events stages, and the size of them were on the average smaller than the prior year.

Publishing and advertising revenues showed a decrease of $245, or 5.4% to $4,303 for the year ended December 31, 2016, from $4,548 for the year ended December 31, 2015 primarily as a result of lower newsstand revenue that partially offset by higher advertising and subscription revenue.

Merchandising and branding revenue showed a decrease of $75, or 17.0% to $367 for the year ended December 31, 2016, from $442 for the year ended December 31, 2015 primarily as a result of decrease product sales.

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Revenue by Geographical Location

U.S. revenues decreased by $2,859, or 16.4%, to $14,604 for the year ended December 31, 2016 from $17,463 for the year ended December 31, 2015 due to few number of events staged, smaller average size of event, and lower product sales

International revenues decreased by $634, or 99.4%, to $4 for the year ended December 31, 2016 from $638 for the year ended December 31, 2015. The majority of the net decrease was a result of not staging any event outside of the U.S. for the year compared to one event staged in Jamaica in 2015.

Cost of revenues

Our costs of revenues were composed of the following amounts:

(in thousands 000's)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %

Festivals, events, competitions	$6,684	$4,553	$(2,131)	-46.8%
Publishing and advertising	$1,100	$1,284	$184	14.3%
Merchandising and branding	$12	$19	$7	36.8%
Total Cost of Revenue	$7,796	$5,856	$(1,940)	-33.1%

The cost of revenues increased by $1,940, or 33.1%, to $7,796 for the year ended December 31, 2016 from $5,856 for the year ended December 31, 2015. Expressed as a percent of revenues, cost of revenues was 46.6% and 67.6% for the years ended December 31, 2016 and 2015, respectively. The total cost of revenues increased (33.1% increase) at a higher rate than revenues decreased (19.3% decrease) for the year ended December 31, 2016 as compared to the year ended December 31, 2015 which cause the lower gross profit margin for the year.

Festival, events, competitions costs as a percentage of revenues were 45.8% and 25.2% for the years ended December 31, 2016 and 2015, respectively. The increase in actual festival costs were driven by higher talent and venue costs to make the events more competitive and attract larger and broader audiences. The reduction in event revenues combined with an overall increase in costs caused the event costs as a percent of revenues to increase. The gross profit for the segment decreased from 61.9% from $8,558 to $3,254 due to lower revenues and higher per event costs. The gross margin declined from 65.3% to 32.8%.

Publishing and advertising costs as a percentage of revenues were 7.5% and 7.1% for the years ended December 31, 2016 and 2015, respectively. Overall the actual costs of publishing decreased from costs savings and lower distribution fees by $184, or 14.3%. The gross profit for the segment decreased 1.8% from $3,264 to $3,203 due to lower revenues. The gross margin increased from 71.8% to 74.4%.

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Merchandising and branding costs as a percentage of revenues were less than 1% for the years ended December 31, 2016 and 2015. Overall the actual costs of merchandising decreased by $, or 36.8%. The gross profit for the segment decreased 16.1% from $423 to $355 due to lower revenues. The gross margin increased from 95.7% to 96.7%.

Operating expenses

Our Operating expenses are composed of the following:

(in thousands 000's)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %

Marketing and advertising	$365	$361	$(4)	-1.1%
Professional fees	$1,789	$1,553	$(236)	-15.2%
General and administrative	$7,464	$10,739	$3,275	30.5%
Total Operating Costs	$9,618	$12,653	$3,035	24.0%

Totals include depreciation expense of $79, and $68 for the years ended December 31, 2016, and 2015, respectively.

Operating expense decreased by $3,035, or 24.0%, to $9,618 for the year ended December 31, 2016 from $12,653 for the year ended December 31, 2015. Expressed as a percent of revenues, Operating expenses decreased to 65.8% for the year ended December 31, 2016 from 69.9% for the year ended December 31, 2015.

Marketing and advertising expenses were relativity stable and showed no significant change in comparing the two years. The Company continues its effort to better align marketing and advertising expenses with the level of revenues of each area. Expressed as a percentage of revenues, marketing and advertising showed an increase to 2.5% for the year ended December 31, 2016 from 2.0% for the year ended December 31, 2015.

Professional fees increased by $236, or 15.2%, to $1,789 for the year ended December 31, 2016 from $1,553 for the year ended December 31, 2015. The increase in professional fees is due to an increase in legal costs associated with the acquisition transaction and other corporate matters, and higher public relations costs.

General and administrative expenses decreased by $3,275, or 30.5%, to $7,464 for the year ended December 31, 2016 from $10,739 for the year ended December 31, 2015. The decrease in general and administrative expense was the result of lower payroll costs with the majority of the decreasing resulting from lower commissions due to lower revenues and lower event bonus payouts. The Company’s continued focus on cost-management efforts on controlling basic operating costs, resulted in a decrease in costs and many of the general and administrative accounts. Expressed as a percent of revenues, general and administrative expense decreased to 51.1% for the year ended December 31, 2016 from 59.3% for the year ended December 31, 2015.

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Depreciation expense

Depreciation expense increased by $11, or 16.2% to $79 for the year ended December 31, 2016. The increase was due to additional capital expenditures during the year ended December 31, 2016. Capital expenditures increased $555, or 561% to $654 for the year ending December 31, 2016.

Operating Loss from continuing operations

Our net operating loss increased $2,398, or 587%, to $2,806 for the year ended December 31, 2016 as compared to a $408 loss for the year ended December 31, 2015. Operating net loss margin increased to 19.2% for the Fiscal year ended December 31, 2016, from 2.3% for the Fiscal year ended December 31, 2015. The increase in the net operating loss as a percent of revenue on lower revenues was primarily due to the total decrease in actual cost of revenue being a smaller percent decrease in actual operating expenses than the decrease in actual total revenues.

Interest expense, net

Our net interest expense, increased $119, or 1700%, to $126 for the year ended December 31, 2016 as compared to $7 for the year ended December 31, 2015. There was an increase in total new interest-bearing loans of $2,200 (bank line of credit $1,200 and convertible note $1,000) during the year that increase in the interest expense for the year ended December 31, 2016

Other Income

Other income decreased by $166, to $6 for the year ended December 31, 2016, as compared to $172 for the year ended December 31, 2015. The decrease was due primarily to the prior year settlement collections from legal action on trademark infringements that resulted in $163 in other income being recognized.

Net loss

Our net loss increased by $2,639 to a net loss of $2,926 for the year ended December 31, 2016, as compared to a net loss of $287 for the year ended December 31, 2015. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

Liquidity, Capital Resources and Plan of Operations

Going Concern

The High Times Group financial statements appearing elsewhere in this proxy statement have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During period from January 1, 2015 through June 30, 2017, we incurred net losses of $12.82 million.

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High Times Group is currently generating operating losses and requires the continued infusion of new capital to continue and grow business operations. The net operating loss for the current fiscal year is due to a number of non-recurring non-cash expenses (consulting primarily equity compensation charges) which, if eliminated, would result in High Times Group being close to a net cash flow break-even.

For operations to grow it requires prepaying for Cannabis Cup event costs several months in advance. In order to pay approximately $2.7 million in principal and accrued interest to the former THC stockholder holding $30.0 million of purchase notes and to increase 2017 revenues by increasing the number of Cannabis Cup events, High Times Group increased the amount of its senior credit facilities owed to ExWorks Capital Fund I, L.P. from $7.5 million to $11.5 million.

At June 30, 2017, our cash and cash equivalents was approximately $1.62 million and our accounts payable and accrued liabilities, including accrued and unpaid executive compensation and professional fees was approximately $2.80 million.

THC Acquisition

On February 14, 2017 HTH closed an acquisition transaction to acquire 100% of the capital stock of THC, and indirectly the subsidiaries of THC, under the terms and conditions of the Stock Purchase Agreement (the “THC Acquisition”). The purchase price for the THC Acquisition was $42.2 million, plus 15,964,768 post-stock split shares of Class A Common Stock to represent at closing 40% of the fully-diluted Class A Common Stock of Hightimes Holding at the time of closing. The purchase price was paid $12.2 million in cash (the “Closing Cash Payment”), which included approximately $1.2 million used to retire THC debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30.0 million (the “Sellers Purchase Notes”). All of the Sellers Purchase Notes automatically convert into shares of non-voting Class B Common Stock of the Company (the “Class B Common Stock”) upon the occurrence of a “Conversion Event” which is defined as:

(a)	the Company listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b)	the “market value” (defined as the total number of outstanding shares of the Company Common Stock multiplied by the initial offering price of the Company Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $11,000,000.

The conversion price of the Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Purchase Notes occurs. Accordingly, each holder of Sellers Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Company Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Sellers Purchase Note held by such holder by the per share conversion price.

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Following its receipt of the additional $4,000,000 loan from ExWorks, Hightimes Holding paid the initial $1,500,000 August 2017 principal installment due under the Purchase Notes, accrued interest of $1,200,000 and default interest of $54,000.

In November 2017, Hightimes Holding entered into agreements with six holders of $24,451,807 of Purchase Notes, representing 85.8% of the $28,500,000 outstanding principal amount of Purchase Notes. Under the terms of such agreements, the Company has agreed that, upon the automatic conversion of the Purchase Notes at the time of completion of this Offering and listing of the Company shares on a Qualified Stock Exchange, such Purchase Noteholders will discount such Purchase Notes by 25% to $18,338,855 and receive at the time of completion of this Offering of the Offered Shares, an aggregate of 1,721,958 shares of Class A voting Common Stock of the Company (in lieu of non-voting Class B shares of the Company). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting Origo Shares of the Issuer public company resulting from the Origo Merger. The number of shares of Class A Common Stock or Origo Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of Origo Shares as of the Effective Time of the Merger, whichever shall occur first.

In exchange for such accommodation, the holders of the Sellers Purchase Notes agreed to (a) discount by 25% to an aggregate of $$18,338,855 the outstanding principal amount of their Purchase Notes, (b) defer payment of the second installment of principal and accrued interest under the Sellers Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (c) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Class A common stock or Origo Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of Origo or in connection with any consent solicitation to Origo stockholders following the Merger, at which directors are to be elected.

The holders of the remaining $4,048,193 principal amount of Purchase Notes who did not elect to enter into the above agreements, will receive a total of 380,112 shares of Class B non-voting Common Stock of the Company upon completion of this Offering and, if the Origo Merger is consummated, an identical number of Class B non-voting shares of common stock of the Successor corporation to Origo.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Hightimes Holding issued to the THC Stockholders 16,236,420 shares of Class A Common Stock, which represented at closing of the Trans-High acquisition 40.0% of the then issued and outstanding shares of Hightimes Holding Class A Common Stock. 547,971 shares were subsequently repurchased by Hightimes Holdings, leaving the THC Stockholders with a net of 15,688,441 shares of Class A Common Stock.

Financings and Securities Offerings

Hightimes Holding financed the closing cash payment and the working capital, as of March 1, 2017, through approximately $6,383,000 contributed to Holdings by 58 accredited investors in consideration for an aggregate of 5,687,427 shares of Class A Common Stock (23,085,835 post-split shares), and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks Capital Fund I, L.P. to Hightimes Holding and each of the members of the High Times Group, as borrowers. Post the closing the company has continued to raise funds selling an additional 593,468 shares of Class A Common Stock (2,408,949 post-split shares) for approximately $2,846,000. On June 30, 2017 total financing through accredited investors total $7,678,000 in consideration for an aggregate of 5,804,947 shares of Class A Common Stock (23,562,860 post-split shares).

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To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500,000 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100,000 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in this CF Offering and any subsequent public offering.

On August 25, 2017, pursuant to the first amendment to the ExWorks Loan Agreement, ExWorks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock.

As of October 31, 2017, ExWorks and the High Times Group entered into a Second Amendment to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to $11,500,000.  The Company used $2,754,000 of the proceeds of the additional loan advance to make the installment payment of principal and accrued interest that was due on August 28, 2017 to the holders of the Purchase Notes.

The parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 note that is due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the Origo Merger (whether or not the note was previously converted) into Origo Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the Origo Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of the Hightimes Holding and subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 20,380 shares of Class A Common Stock, paid a $25,000 due diligence fee, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee. In addition, Hightimes Holding issued to ExWorks 82,733 post-split shares of Class A Common Stock.

Prior to consummation of the Origo merger, High Times Group plans to conduct a maximum $1.0 Million offering of approximately 47,059 shares of our Class A Common Stock (the “CF Shares”) at an offering price of $21.25 per share (the “CF Offering”). High Times Group also intends to raise additional capital to fund its operating expenses by selling approximately $20.0 million of its Class A Common Stock under this Form 1A and related Tier II Regulation A+ offering circular.

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Current Plan of Operations

High Times Group is focused on initiatives to enhance growth and profitability, including:

●	growing organically by increasing the breadth and depth of its products, expanding our suite of value-added services and driving scale enhancements;

●	complementing organic growth by pursuing attractive merger and acquisition opportunities and delivering value creation by leveraging the High Times brand while achieving increased geographic reach and providing enhanced product/service offerings;

●	expanding margins, disciplined pricing execution, platform scalability and end market diversification;

●	maintaining its efforts on cost improvement, corporate selling, general and administrative operational efficiencies and optimization of our customer coverage model;

High Times Group’s plan of operations is currently focused on the continued commercialization of its “HIGH TIMES”® brand. High Times Group expects to incur substantial expenditures in the foreseeable future for the development, maintenance and investment in its High Times brand and ongoing internal research and development. At this time, High Times Group cannot reliably estimate the nature, timing or aggregate amount of such costs. Its operations will require extensive technical support, potential regulatory review and approval, significant marketing efforts and substantial investment. Further, High Times Group intends to continue to build its corporate and operational infrastructure and to build interest in its products and service offerings, with the ultimate goal of continuing to grow as a commercial leader in product and service offerings to consumers in the of legal Cannabis industry.

High Times Group continually evaluates its plan of operations discussed above to determine the manner in which it can most effectively utilize its limited cash resources. The timing of completion of any aspect of its plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond its control. There is no assurance that High Times Group will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund its ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that High Times Group would have to sell or forego a portion or all of its assets or cease operations. If High Times Group discontinues its operations, it will not have sufficient funds to pay any amounts to its stockholders.

Because High Times Group’s working capital requirements depend upon numerous factors there can be no assurance that its current cash resources will be sufficient to fund its operations. At present, High Times Group has no committed external sources of capital, and does not expect any significant product revenues for the foreseeable future. Thus, High Times Group will require immediate additional financing to fund future operations. There can be no assurance, however, that it will be able to obtain funds on acceptable terms, if at all.

Credit Facilities and Accounts Payable

Other than the Senior Lender Debt and unfunded line of credit (as set forth under section titled “Financings and Securities Offerings” above), and such vendors and service providers in the ordinary course of our business, High Times Group does not have any other credit facilities or other access to bank credit. As of July 31, 2017, its obligations to vendors and other service providers, including professional fees, operating costs, and accrued compensation owed to members of its senior management was approximately $1.04 million.

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Capital Expenditures

High Times Group has entered into agreements with service providers, vendors and consultants that require ongoing capital expenditures by the High Times Group, some of which are current payable owed by the High Times Group for services previously rendered in High Times Group’s behalf. High Times Group does not have any other contractual obligations for ongoing capital expenditures at this time. High Times Group may, however, purchase equipment and software necessary to conduct its operations on an as needed basis.

Off-Balance Sheet Arrangements

High Times Group is not subject to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, High Times Group is not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. the Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

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For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

ADDITIONAL INFORMATION

Disqualification

No disqualifying events have been recorded with respect to the Company or its officers or directors.

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Annual reports

Commencing on June 30, 2017, the Company will make annual reports available on its website under a tab titled, “Investor Information”.

Compliance failure

The Company has not previously failed to comply with the ongoing reporting requirements of Regulation CF.

INVESTING PROCESS

See Exhibit E to the Offering Statement of which this Offering Memorandum forms a part.

Updates

Information regarding the progress of the offering appears on the company’s profile page on StartEngine.com.

EXHIBIT A TO FORM CF

Hightimes Holding Corp. Proposed Second Amended and Restated Certificate of Incorporation

EXHIBIT B TO FORM CF

FINANCIAL STATEMENTS

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